Exhibit 10.1

AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT OF

BRE ACE LLC

July 18, 2017

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Schedules
Schedule A	-	Members; Initial Capital Contributions
Schedule B	-	Future Development Property
Schedule C	-	Financial Reporting
Schedule D	-	Section 12.1(e) Disclosure

Exhibits
Exhibit A	-	ERISA Letter Agreement

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF BRE ACE LLC

This Amended and Restated Limited Liability Company Agreement is entered into as of July 18, 2017, between the members set forth on Schedule A hereto (each, a “Member” and collectively, the “Members”).

Preliminary Statement

A. BRE Ace LLC, a Delaware limited liability company (the “Company”), was formed as a limited liability company under the Act pursuant to a certificate of formation filed with the Secretary of State for the State of Delaware on April 11, 2017 (the “Certificate”).

B. Blackstone Real Estate Partners VIII-NQ L.P., a Delaware limited partnership (“BREP VIII-NQ”), entered into as sole member and served as managing member under the Limited Liability Company Agreement of the Company dated as of April 11, 2017 (the “Original Agreement”).

C. Pursuant to that certain Contribution Agreement dated as of May 11, 2017, BREP VIII-NQ contributed 100% of its limited liability company interests in the Company to Blackstone Member, BREP VIII-NQ withdrew as a member of the Company, and Blackstone Member was admitted as the sole member of the Company.

D. Pursuant to that certain Membership Interest Purchase Agreement dated as of May 17, 2017 (the “MIPA”) by and among the Company, LV Tower 52 Issuer, LLC, a Delaware limited liability company (“Issuer”), LV Tower 52 Holdco, LLC, a Delaware limited liability company (“Seller”), and LV Tower 52 Management Co., LLC, a Delaware limited liability company (“LV Management”), the Company acquired from Seller 100% of the limited liability company interests in Issuer and LV Management on May 19, 2017, funded 75% by a capital contribution from Blackstone Member and 25% by a loan (the “Acquisition Loan”) from Blackstone Member pursuant to that certain Term Loan Agreement dated May 19, 2017 by and between Blackstone Member and the Company, as the same may be amended, supplemented or modified from time to time.

E. Issuer is the sole member of LV Tower 52, LLC, a Delaware limited liability company (“Property Owner”), which in turn owns, directly and indirectly, certain assets, including without limitation, a fee interest in real property located at 80 East Harmon Avenue, Las Vegas, Nevada, consisting of a 1,201-key timeshare resort operation known as “Elara, by Hilton Grand Vacations”, including its remaining unsold inventory, commercial and penthouse space and undeveloped land parcel (the “Property”), certain other Subsidiaries and, from time to time, certain promissory notes or deeds of trust generated in connection with timeshare-related purchase money financing provided by the Company or its Subsidiaries (the “Receivables”).

F. On the date hereof, HGV Member paid the sum of (x) $39,453,741 and (y) $351,531 to acquire a 25% interest in the Company (the “HGV Acquisition”). Immediately following the HGV Acquisition, the Company repaid the Acquisition Loan in full and all accrued and unpaid interest thereon, in an amount equal to $39,805,272.00 (the “Acquisition Loan Repayment”).

G. The Members are executing this Agreement for the purposes of admitting HGV Member as a Member of the Company and amending and restating the Original Agreement in its entirety and for setting forth their respective rights and obligations with respect to the Company and each other.

Agreement

Accordingly, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to amend and restate the Original Agreement in its entirety as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acquisition Loan Repayment” has the meaning given thereto in the paragraph F of the Preliminary Statement.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et. seq., as it may be amended from time to time, and any successor to such statute.

“Actual Losses” means, collectively, any actual out-of-pocket liabilities, obligations, losses, costs and expenses.

“Additional Capital Contribution” has the meaning for such term set forth in Section 6.2.

“Adjusted Capital Account” means, with respect to a Member, such Member’s Capital Account as of the end of each taxable year or other period, as the same is specially computed to reflect the adjustments required or permitted to be taken into account in applying Regulations Section 1.704-1(b)(2)(ii)(d) (including adjustments for Company Minimum Gain and Member Nonrecourse Debt Minimum Gain) and taking into account any amounts such Member is obligated or deemed obligated to restore pursuant to any provision of this Agreement and the Regulations.

“Adjusted Capital Account Deficit” means, for any Member, the deficit balance, if any, in that Member’s Adjusted Capital Account.

“Affiliate” means with respect to a Person, another Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with the Person in question. For the sake a clarify, Blackstone Fund and any Blackstone Affiliate shall not be deemed to be an Affiliate of HGV Member.

“Agreement” means this Amended and Restated Limited Liability Company Agreement as the same may be amended, supplemented, modified and/or restated from time to time.

“Anti-Corruption Laws” has the meaning for such term in Section 12.4(a).

“Asset Disposition” has the meaning for such term set forth in Section 3.2(e).

“Asset Responding Member” has the meaning for such term set forth in Section 3.2(e)(i).

“Asset ROFO” has the meaning for such term set forth in Section 3.2(e)(i).

“Asset ROFO Closing” has the meaning for such term set forth in Section 3.2(e)(iii).

“Asset ROFO Closing Date” has the meaning for such term set forth in Section 3.2(e)(iii).

“Asset ROFO Down Payment” has the meaning for such term set forth in Section 3.2(e)(ii).

“Asset ROFO Election Notice” has the meaning for such term set forth in Section 3.2(e)(i).

“Asset ROFO Escrow Agent” has the meaning for such term set forth in Section 3.2(e)(ii).

“Asset ROFO Gross Valuation” has the meaning for such term set forth in Section 3.2(e)(i).

“Asset ROFO Notice” has the meaning for such term set forth in Section 3.2(e)(i).

“Asset ROFO Offer” has the meaning for such term set forth in Section 3.2(e)(i).

“Asset ROFO Offer Period” has the meaning for such term set forth in Section 3.2(e)(i).

“Asset ROFO Purchase Agreement” has the meaning for such term set forth in 3.2(e)(iv).

“Asset ROFO Rejection Notice” has the meaning for such term set forth in Section 3.2(e)(i).

“Asset ROFO Response Period” has the meaning for such term set forth in Section 3.2(e)(i).

“Bankruptcy” means, with respect to a Person, the occurrence of (1) an assignment by the Person for the benefit of creditors; (2) the filing by the Person of a voluntary petition in bankruptcy; (3) the entry of a final, non-appealable judgment by any court that the Person is bankrupt or insolvent, or the entry against the Person of a final, non-appealable order for relief in any bankruptcy or insolvency proceeding; (4) the filing of a petition or answer by the Person seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (5) the filing by the Person of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding for reorganization or of a similar nature; or (6) the consent or acquiescence of the Person to the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties.

“Blackstone” or “Blackstone Member” means BRE Ace Holdings LLC, a Delaware limited liability company and any other Blackstone Affiliate who directly owns any of the Interests from time to time.

“Blackstone Affiliate” means any Affiliate of the Blackstone Fund.

“Blackstone Financing Guaranty” has the meaning for such term set forth in Section 7.1(b).

“Blackstone Fund” means, individually or collectively, Blackstone Real Estate Partners VIII-NQ, L.P., Blackstone Real Estate Partners VIII.TE1-NQ L.P., Blackstone Real Estate Partners VIII.TE2-NQ L.P., Blackstone Real Estate Partners VIII.F-NQ (AV) L.P., BREP VIII SBS Holdings L.L.C., Blackstone Family Real Estate Partnership VIII-SMD L.P., Blackstone Real Estate Holdings VIII-NQ-ESC L.P., and/or BTAS NQ Holdings L.L.C. (the “BREP Partnerships”), and any other parallel partnerships or alternative investment vehicles, comprising or related to the real estate fund commonly known as Blackstone Real Estate Partners VIII (“BREP”) and/or any co-investment vehicle or managed vehicle under Control with BREP or the BREP Partnerships.

“Blackstone Guarantor” has the meaning for such term set forth in Section 7.1(b).

“Blackstone Valuator” has the meaning for such term set forth in Section 3.2(f).

“Business Day” means any day other than Saturday, Sunday, or other day on which commercial banks in New York are authorized or required to close under the laws of the State of New York or the State of Nevada and are actually closed.

“Capital Account” has the meaning for such term set forth in Section 9.1(a).

“Capital Contribution” means, with respect to each Member, the amount of cash and the initial Gross Asset Value of any non-cash property (net of liabilities assumed by the Company resulting from such contribution and liabilities to which the property is subject) held by the Company or any Subsidiary and credited to such Member or contributed to the Company by that Member pursuant to the terms and conditions hereof, including all Additional Capital Contributions. Capital Contributions made or deemed made on or before the date hereof are as set forth on Schedule A attached hereto.

“Capital Proceeds” means funds of the Company arising from a Capital Transaction, less any cash which is applied to (i) the payment of third party out-of-pocket transaction costs and expenses of the Company or any Subsidiary relating to such Capital Transaction, (ii) the repayment of debt of the Company or any Subsidiary, (iii) the repair, restoration or other improvement of assets of the Company which is required under any contractual obligation of the Company, and (iv) the establishment of reserves for the Company as reasonably determined by the Managing Member. “Capital Proceeds” shall also mean any of the foregoing which are received by another Person in which the Company is a member or investor or in which the Company otherwise has an interest, to the extent received by the Company as dividends or distributions.

“Capital Sharing Ratios” of a Member means the ratio (expressed as a percentage) of (a) the Capital Contributions of such Member to (b) the aggregate Capital Contributions of all of the Members. The Managing Member shall calculate the Capital Sharing Ratios of the Members from time to time to adjust for the making by the Members of any Additional Capital Contributions in accordance with this Agreement, and set forth the Capital Sharing Ratio of each Member on the books and records of the Company. As of the date hereof, the Capital Sharing Ratio shall be as set forth on Schedule A attached hereto.

“Capital Transaction” means the sale, financing, refinancing or similar transaction of or involving the Property, the Receivables, the interests owned, directly or indirectly, by the Company in any Subsidiary, or any assets of any Subsidiary and the receipt of any condemnation awards, title insurance proceeds or casualty loss insurance proceeds (other than business interruption or rental loss insurance proceeds) to the extent not used for reconstruction of all or any portion of the Property. For the avoidance of doubt, the Acquisition Loan Repayment shall not be a Capital Transaction.

“Certificate” has the meaning given thereto in paragraph A of the Preliminary Statement.

“Change of Control” means the date on which the Blackstone Member ceases to be the Managing Member.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any corresponding provisions of succeeding law.

“Company” has the meaning for such term given thereto in paragraph A of the Preliminary Statement of this Agreement.

“Company Minimum Gain” has the meaning assigned to “partnership minimum gain” in Regulations Section 1.704-2(d).

“Competitor Transfer” has the meaning for such term set forth in Section 3.2(f).

“Control” and its correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”, as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the applicable Person. Solely for the purposes of Section 3.2(f), “Control” shall mean, with respect to any Person, the direct or indirect (i) ownership of all or substantially all of the properties or assets of a Person, (ii) right to appoint a majority of the members of the board of directors of such Person, and (iii) beneficial ownership of more than 50% of the total voting power of outstanding shares of stock or other equity interest of such Person entitled to vote in the election of directors or otherwise to participate in the direction of the management and policies of such Person.

“Covered Parties” has the meaning for such term in Section 12.4(a).

“Decision Notice” has the meaning for such term in Section 4.1(c).

“Depreciation” means, for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the year or other period, Depreciation will be an amount which bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis, provided that if the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period is zero, Depreciation will be determined with reference to the beginning Gross Asset Value using any method reasonably selected by the Managing Member that is permitted under the Code for such asset.

“Disproportionate Distribution” has the meaning for such term set forth in Section 8.1.

“Drag Eligible Transfer” has meaning for such term set forth in Section 3.2(c)(i).

“Drag Indemnifying Member” has the meaning for such term set forth in Section 3.2(c)(iii).

“Dragging Member” has meaning for such term set forth in Section 3.2(c)(i).

“Electing Member” has the meaning for such term set forth in Section 3.2(d)(i).

“Encumbrance” has the meaning for such term set forth in Section 3.2(a).

“Failed Funding” has the meaning for such term set forth in Section 6.3.

“FCPA” has the meaning for such term in Section 12.4(a).

“Financing” has the meaning for such term set forth in Section 7.1(a).

“Financing Documents” means any loan agreements, notes, mortgages or other certificate of documents evidencing, securing other otherwise entered into in accordance with any Financing.

“Financing Guaranty” has the meaning for such term set forth in Section 7.1(b).

“Funding Members” has the meaning for such term set forth in Section 6.3.

“Future Development Property” means that certain real property as set forth on Schedule B attached hereto.

“GAAP” has the meaning for such term set forth in Section 5.1(b).

“Government Official” means (i) any official, officer, employee, or representative of, or any person acting in an official capacity for or on behalf of, any government or governmental entity, division, agency or authority, (ii) any political party or party official or candidate for political office, (iii) officials of public international organizations (e.g., the Red Cross), (iv) any company, business, enterprise, or other entity owned, in whole or in part, or sponsored or controlled by any person described in the foregoing clause (i) or (ii) of this definition, or (v) any other position as defined by applicable Anti-Corruption Laws.

“Gross Asset Value” has the meaning for such term set forth in Section 9.2.

“Guarantor” has the meaning for such term set forth in Section 7.1(b).

“HGV” means Hilton Grand Vacations Inc., a Delaware corporation.

“HGV Acquisition” has the meaning given thereto in the paragraph F of the Preliminary Statement.

“HGV Agreements” means collectively, (i) that certain Sales & Marketing Agreement dated November 21, 2011 by and between Property Owner and Hilton Resorts Corporation, as the same may be amended, modified and/or supplemented from time to time, (ii) that certain Sub-Management Services Agreement dated January 20, 2012 by and among Property Owner, LV Management, and Hilton Grand Vacations Management, LLC, as the same may be amended, modified and/or supplemented from time to time, and (iii) any other agreement between the Company or any Subsidiary (including the Property Owner), on the one hand, and the HGV Member or any of its Affiliates on the other hand.

“HGV Carveout Guaranty” has the meaning for such term set forth in Section 7.1(b).

“HGV Gross Valuation” has the meaning for such term set forth in Section 3.2(f).

“HGV Guarantor” has the meaning for such term set forth in Section 7.1(b).

“HGV Member” means HRC Islander LLC, a Delaware limited liability company, and any permitted assignee or successor to any of the membership interests currently held by such Person, for so long as such Person is a Member.

“HGV Valuator Notice” has the meaning for such term set forth in Section 3.2(f).

“Hilton Competitor” means any branded full service, select service, luxury or extended stay hotel chain with both (i) 2,000 or more rooms, and (ii) 10 or more property locations. Hilton Competitor shall include, but shall not be limited to, Marriott, Starwood, Hyatt, Wyndham, Lowes, Jin Jiang Intl., Plateno, Intercontinental Hotel Groups, Choice, Accor, Homeinns Hotel, Carlson Rezidor Hotel Group, Carlson, Host Hotels, Harrahs Entertainment, Fairmont Hotels and Resorts and Extended Stay Hotels.

“Indirect Interest Transfer” has the meaning for such term set forth in Section 3.2(b)(i).

“Initial Capital Contributions” has the meaning for such term set forth in Section 6.1.

“Initial Financing” means any debt, loans or notes outstanding under any of the following agreements or under any amendment thereto or replacement thereof: (i) that certain Amended and Restated Indenture, dated February 15, 2017 by and among Property Owner, Wilmington Trust, National Association, Issuer, and certain other parties thereto, (ii) the Indenture, dated June 29, 2016, between Elara HGV Timeshare Issuer 2016-A, LLC and Wells Fargo Bank, National Association, (iii) the Indenture, dated October 30, 2014, between Elara HGV Timeshare Issuer 2014-A, LLC and Wells Fargo Bank, National Association, (iv) the Receivables Loan Agreement, dated June 8, 2017, among LVT Fin Co. 1, LLC, Wells Fargo Bank, National Association, the persons from time to time party thereto as lenders and managing agents and Bank of America, N.A. and (v) the Loan and Security Agreement, dated November 30, 2012, among LVT Fin Co. 2, LLC, Property Owner, LV Tower 52 Fin Co., LLC, each of the lenders party thereto and Capital One, National Association.

“Initial Lender” means the applicable lender under any Initial Financing.

“Interest Purchase Agreement” has the meaning for such term set forth in Section 3.2(b)(iv).

“Interest ROFO” has the meaning for such term set forth in Section 3.2(b)(i).

“Interest ROFO Closing” has the meaning for such term set forth in Section 3.2(b)(iii).

“Interest ROFO Closing Date” has the meaning for such term set forth in Section 3.2(b)(iii).

“Interest ROFO Down Payment” has the meaning for such term set forth in Section 3.2(b)(ii).

“Interest ROFO Election Notice” has the meaning for such term set forth in Section 3.2(b)(i).

“Interest ROFO Escrow Agent” has the meaning for such term set forth in Section 3.2(b)(ii).

“Interest ROFO Gross Valuation” has the meaning for such term set forth in Section 3.2(b)(i).

“Interest ROFO Notice” has the meaning for such term set forth in Section 3.2(b)(i).

“Interest ROFO Offer” has the meaning for such term set forth in Section 3.2(b)(i).

“Interest ROFO Offer Period” has the meaning for such term set forth in Section 3.2(b)(i).

“Interest ROFO Rejection Notice” has the meaning for such term set forth in Section 3.2(b)(i).

“Interest ROFO Response Period” has the meaning for such term set forth in Section 3.2(b)(i).

“Interest Transfer” has the meaning for such term set forth in Section 3.2(b)(i).

“Interests” means all of the rights and interests of whatsoever nature of the Members in the Company, including without limitation the membership interests in the Company, the right to receive distributions of funds, and to receive allocations of income, gain, loss, deduction, and credit.

“Issuer” has the meaning given thereto in paragraph D of the Preliminary Statement of this Agreement.

“Joint Decisions” has the meaning for such term set forth in Section 4.1(b).

“Lenders” has the meaning for such term set forth in Section 7.1(a).

“Majority Interest Transfer” has the meaning for such term set forth in Section 3.2(b)(i).

“Managing Member” means (x) the Member holding a Capital Sharing Ratio greater than 50% (a “Majority Capital Sharing Ratio”), if any, and (y) if no Member holds a Majority Capital Sharing Ratio, the Blackstone Member, and any permitted assignee or successor to any of the interests held by the Blackstone Member as of the date hereof, for so long as the Blackstone Member is a Member. For the avoidance of doubt, the initial Managing Member shall be the Blackstone Member.

“Member Loan” has the meaning for such term set forth in Section 6.3(b).

“Member Nonrecourse Debt” has the meaning assigned to “partner nonrecourse debt” in Regulations Sections 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning assigned to “partner nonrecourse debt minimum gain” in Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning assigned to “partner nonrecourse deductions” in Regulations Section 1.704-2(i)(2).

“Member Tag Acquisition” has the meaning for such term set forth in Section 3.2(d)(ii).

“Members” means the Blackstone Member and the HGV Member and each Person hereafter admitted as a Member in accordance with this Agreement, until such Person ceases to be a Member of the Company.

“MIPA” has the meaning given thereto in paragraph D of the Preliminary Statement of this Agreement.

“Net Cash Flow” means Net Operating Income less debt service on any Financings.

“Net Operating Income” means, for any period, the amount by which Operating Revenues exceed Operating Expenses for such period.

“Non-Funding Member” has the meaning for such term set forth in Section 6.3.

“Nonrecourse Deductions” has the meaning assigned to “nonrecourse deductions” in Regulations Section 1.704-2(b)(1).

“OFAC” has the meaning for such term set forth in Section 12.1(c).

“Offered Assets” has the meaning for such term set forth in Section 3.2(e)(i).

“Offered Interest” has the meaning for such term set forth in Section 3.2(b)(i).

“Operating Expenses” means, for any period, the current obligations of the Company for such period relating to the ownership and operation of the Property, the Receivables or any other assets of the Company or any Subsidiary during such period, determined in accordance with sound accounting principles and applicable to commercial real estate, consistently applied, for operating expenses of the Company or any Subsidiary, including any operating expenses related to the Property or the Receivables, and for capital expenditures not paid from the Members’ Capital Contributions or Financing proceeds, and for industry-standard working capital and reserves actually funded. Operating Expenses shall not include debt service on Financings or any non-cash expenses such as Depreciation or amortization.

“Operating Revenues” means, for any period, the gross revenues of the Company or any Subsidiary arising from the ownership and operation of the Property, the Receivables or any other assets of the Company or any Subsidiary during such period, including proceeds of any business interruption or rental loss insurance maintained by the Company from time to time and amounts released from Company reserves, but specifically excluding Capital Proceeds and Capital Contributions.

“Original Agreement” has the meaning given thereto in the paragraph B of the Preliminary Statement

“PDF” has the meaning for such term set forth in Section 11.11.

“Penthouse Disposition” has the meaning for such term set forth in Section 3.2(e)(i).

“Penthouse Unit” means each of the whole floors designated 57 through 61 of the current Elara tower on the Property.

“Person” means an individual or entity.

“Pro Rata Share” has the meaning for such term set forth in Section 3.2(d)(i).

“Proceeding” has the meaning for such term set forth in Section 4.6(a).

“Profits” and “Losses” mean, for each taxable year or other period, an amount equal to the Company’s taxable income or loss for such taxable year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(1) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses will be added to taxable income or loss;

(2) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures under Regulations Section 1.704- 1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, will be subtracted from taxable income or loss;

(3) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the property, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value;

(4) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation for the taxable year or other period;

(5) Any items which are specially allocated under Section 9.3(c) or 9.3(d) shall be excluded from the calculations of Profits or Losses; and

(6) If the Gross Asset Value of any Company asset is adjusted under Section 9.2(c) or (d), the adjustment will be taken into account as gain or loss from disposition of the asset for purposes of computing Profits or Losses.

“Prohibited Person” has the meaning for such term set forth in Section 12.1(c).

“Property” has the meaning given thereto in paragraph E of the Preliminary Statement of this Agreement.

“Property Owner” has the meaning given thereto in paragraph E of the Preliminary Statement of this Agreement.

“Receivables” has the meaning given thereto in paragraph E of the Preliminary Statement of this Agreement.

“Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Regulations shall include any corresponding provisions of succeeding, similar or substitute temporary or final Regulations.

“Regulatory Allocations” has the meaning for such term set forth in Section 9.3(d).

“Required Sale” has meaning for such term set forth in Section 3.2(c)(i).

“Required Sale Notice” has meaning for such term set forth in Section 3.2(c)(i).

“Responding Member” has the meaning for such term set forth in Section 3.2(b)(i).

“Response Period” has the meaning for such term set forth in Section 3.2(d)(i).

“Sale Notice” has the meaning for such term set forth in Section 3.2(d)(i).

“Sale Proposal” has meaning for such term set forth in Section 3.2(c)(i).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or other relevant sanctions authority.

“Second Tower” shall mean a luxury hotel, timeshare resort and/or condominium development constructed on the Future Development Property.

“Securitization” has the meaning for such term set forth in Section 7.2.

“Selling Member” has the meaning for such term set forth in Section 3.2(b)(i).

“Subsidiary” means any entity directly or indirectly Controlled by the Company, including, without limitation, the Property Owner and the Issuer.

“Tag Eligible Transfer” has the meaning for such term set forth in Section 3.2(d)(i).

“Tag Indemnifying Member” has the meaning for such term set forth in Section 3.2(d)(i).

“Tax Advances” has the meaning for such term set forth in Section 8.2(b).

“Transfer” has the meaning for such term set forth in Section 3.2(a).

“Transferring Member” has the meaning for such term set forth in Section 3.2(d)(i).

“Triggering Member” has the meaning for such term set forth in Section 3.2(e)(i).

“Valuator” means an advisory firm, public accounting firm, or investment banking firm that has been actively and principally engaged in evaluating businesses similar to the business of the Company and its Subsidiaries for the immediately preceding ten (10) years prior to its appointment as a Valuator.

“Valuator Selection Period” has the meaning for such term set forth in Section 3.2(f).

Section 1.2. Captions, References. Pronouns, wherever used herein, and of whatever gender, shall include natural persons and corporations and associations of every kind and character, and the singular shall include the plural wherever and as often as may be appropriate. Article and section headings are for convenience of reference and shall not affect the construction or interpretation of this Agreement. Whenever the terms “hereof,” “hereby,” “herein,” or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Whenever the word “including” is used herein, it shall be construed to mean including without limitation. Any reference to a particular “Article” or a “Section” shall be construed as referring to the indicated article or section of this Agreement unless the context indicates to the contrary.

ARTICLE 2

ORGANIZATIONAL MATTERS; PURPOSE; TERM

Section 2.1. Formation of the Company. The Company has been formed under the provisions of the Act.

Section 2.2. Name. The Company shall conduct its activities under the name of BRE Ace LLC, and all Company business must be conducted in that name or such other name as the Managing Member shall approve, provided that the name shall always contain the letters “LLC”.

Section 2.3. Registered Office; Registered Agent; Principal Office. The registered office and the registered agent of the Company in the State of Delaware shall be as specified in the Certificate or as designated by the Managing Member. The principal office and principal place of business of the Company shall be c/o Blackstone Real Estate Advisors L.P., 345 Park Avenue, 42nd Floor, New York, New York 10154, or at such other location as the Members shall determine.

Section 2.4. Foreign Qualification. Before the Company conducts business in any jurisdiction other than Delaware, the Managing Member shall, at the Company’s cost, cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Managing Member, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign limited liability company in all jurisdictions in which the Company may conduct business.

Section 2.5. Purpose and Scope. The nature of the business and of the purpose to be conducted and promoted by the Company is to engage solely in the following activities:

(a) To directly, or indirectly through the Subsidiaries, own, manage, operate, improve, maintain, assign, transfer, lease, finance, mortgage, pledge, sell, dispose and otherwise deal with the Property or any portion thereof, or related property (including the Receivables), and to own (directly or indirectly) the interests in Property Owner, Issuer and any other Subsidiaries, and to provide any services related thereto and to perform all other activities reasonably necessary or incidental to or in furtherance of the foregoing; and

(b) To exercise all powers enumerated in the Act necessary, ancillary, incidental, appropriate or convenient to the conduct, promotion or attainment of the business or purposes otherwise set forth herein.

Section 2.6. Term. The Company shall commence on the effective date of the Certificate and shall have perpetual existence, unless sooner dissolved as herein provided.

ARTICLE 3

MEMBERS; DISPOSITIONS OF INTERESTS; ASSET SALES

Section 3.1. Members. The Blackstone Member and the HGV Member have been admitted to the Company as Members as of the date hereof. The Members have been issued Interests in the Company.

Section 3.2. Dispositions of Interests.

(a) HGV Transfers. The HGV Member may not, directly or indirectly, make an assignment, transfer, or other disposition (voluntarily, involuntarily or by operation of law) (a “Transfer”) of all or any portion of its Interests or its direct or indirect interest in the Company, nor pledge, mortgage, hypothecate, grant a security interest in, or otherwise encumber (an “Encumbrance”) all or any portion of its Interests or its direct or indirect interest in the Company, except with the consent of the Managing Member, which consent may be withheld in its sole discretion. To the fullest extent permitted by law, any attempted Transfer or Encumbrance by the HGV Member of all or any portion of an Interest, other than in strict accordance with this Section 3.2, shall be void. A Person to whom an Interest is Transferred may be admitted to the Company as a member as provided under Sections 3.2(b), 3.2(c), 3.2(d), 3.2(e) or 3.2(f) with the consent of the Managing Member, which consent may be given or withheld in the Managing Member’s sole and absolute discretion. In connection with any Transfer of an Interest or any portion thereof, and any admission of an assignee as a Member, the Member making such Transfer and the assignee shall furnish the other Members with such documents regarding the Transfer as the Managing Member may reasonably request (in form and substance reasonably satisfactory to the other Members), including a copy of the Transfer instrument and a ratification by the assignee of this Agreement (if the assignee is to be admitted as a Member). Notwithstanding anything to the contrary contained in this Agreement, with prior notice to Managing Member but without the consent of the Managing Member, any direct or indirect interest in HGV Member or HGV Member’s interest in the Company may be transferred from time to time to any Person (other than a Prohibited Person) so long as after giving effect to such Transfer, HGV directly or indirectly Controls HGV Member (or its successor in interest) and directly or indirectly in the aggregate continues to own one hundred percent (100%) of the capital and profits of HGV Member (or its successor in interest).

(b) Transfer Subject to ROFO.

(i) If the Blackstone Member desires to (in one or a series of related transactions) (a) transfer fifty percent (50%) or more of its Interest (a “Majority Interest Transfer”), (b) cause the Company to sell one hundred percent (100%) of the Company’s membership interest in Issuer or LV Management, or (c) cause Issuer to sell one hundred percent (100%) of Issuer’s membership interest in Property Owner (each such transfer described in (b) and (c) an “Indirect Interest Transfer”, and each such membership interest described in (a), (b) or (c), the “Offered Interest”), such transfer (an “Interest Disposition”) shall be subject to the right of first offer given to the HGV Member pursuant to this Section 3.2(b) (“Interest ROFO”). If the Blackstone Member desires to cause an Interest Disposition (in such capacity, the “Selling Member”), the Selling Member shall be required to give written notice (the “Interest ROFO Notice”) to the HGV Member (the “Responding Member”) of the Selling Member’s desire to sell the Offered Interests. At any time within the fifteen (15) calendar day period (the “Interest ROFO Offer Period”) commencing on the day the Responding Member receives the Interest ROFO Notice, the Responding Member may make a written offer to Selling Member (the “Interest ROFO Offer”) to purchase the Offered Interest. Such Interest ROFO Offer shall contain the Responding Member’s determination of the gross fair market value of the Offered Interest, without regard to any applicable liabilities of the Offered Interest (including without limitation all Financings) (the “Interest ROFO Gross Valuation”) and an offer to purchase the Offered Interest for the Interest ROFO Gross Valuation. If the Responding Member sends an Interest ROFO Offer on or prior to the expiration of the Interest ROFO Offer Period, then at any time within the fifteen (15) calendar day period (the “Interest ROFO Response Period”) commencing on the day the Selling Member receives the Interest ROFO Offer, the Selling Member shall either (A) deliver to the Responding Member a written notice electing to sell the Offered Interest for the Interest ROFO Gross Valuation (an “Interest ROFO Election Notice”), or (B) deliver to Responding Member a written notice rejecting the offer contained in the Interest ROFO Offer (a “Interest ROFO Rejection Notice”). If the Selling Member fails to deliver an Interest ROFO Election Notice or Interest ROFO Rejection Notice within the Interest ROFO Response Period, the Selling Member shall be deemed to have delivered an Interest ROFO Rejection Notice rejecting the offer contained in the Interest ROFO Offer. If the Responding Member fails to duly deliver an Interest ROFO Offer prior to the expiration of the Interest ROFO Offer Period (or is deemed to have failed to deliver an Interest ROFO Offer), then the Selling Member shall have the option to either (x) within 270 calendar days of the expiration of the Interest ROFO Response Period enter into a contract of sale with a third party unaffiliated with Selling Member, which contract shall provide for a closing date no later than 365 calendar days following the expiration of the Interest ROFO Response Period, or (y) elect not to sell the Offered Interest.

(ii) If the Selling Member duly delivers an Interest ROFO Election Notice, then within three (3) Business Days of receipt by the Responding Member of the Interest ROFO Election Notice, the Responding Member shall deposit in escrow with a reputable title insurance company authorized to do business in the State of Nevada or the State of New York (the “Interest ROFO Escrow Agent”) pursuant to escrow instructions consistent with this Section 3.2(b), a non-refundable cash down payment in immediately available funds in an aggregate amount equal to 5% of the Interest ROFO Gross Valuation (the “Interest ROFO Down Payment”). If the Responding Member fails to timely deliver the Interest ROFO Down Payment, the Responding Member shall be deemed to have failed to deliver an Interest ROFO Offer and the terms of the last sentence of clause (i) above shall apply.

(iii) If the Responding Member timely delivers the Interest ROFO Down Payment, the Selling Member, as seller, and the Responding Member, as purchaser, shall proceed to close the sale of the Offered Interest at the Interest ROFO Gross Valuation (as adjusted for customary real estate prorations and with respect to any Indirect Interest Transfer, net of the then outstanding principal of any assumed Financings) (the “Interest ROFO Closing”) on a mutually acceptable closing date (the “Interest ROFO Closing Date”), but in any event not later than thirty (30) calendar days after the Responding Member delivered the Interest ROFO Down Payment to the Interest ROFO Escrow Agent, through a mutually satisfactory escrow arrangement with the Interest ROFO Escrow Agent. On the Interest ROFO Closing Date, (x) the Selling Member shall sell to the Responding Member the Offered Interest (which in the case of a Majority Interest Transfer only shall be free and clear of all liens, claims, encumbrances, options and rights of any kind) and each of the Selling Member and the Responding Member shall execute and deliver the customary transfer documents in a form and content reasonably acceptable to both parties, (y) the Interest ROFO Escrow Agent shall deliver the Interest ROFO Down Payment in immediately available funds to the Selling Member and (z) the Responding Member shall pay to the Selling Member the Interest ROFO Gross Valuation (less a credit for the Interest ROFO Down Payment and as adjusted for customary real estate prorations, and with respect to any Indirect Interest Transfer, net of the then outstanding principal of any assumed Financings) in immediately available funds. None of the Selling Member, the Company or any

Subsidiary shall be required to make any representations or warranties with respect to the Company or the Property in connection with such sale (but shall make customary representations and warranties regarding the Offered Interest, due authority, execution and delivery of closing documents, and lien-free title to the Offered Interests (with respect to a Majority Interest Transfer only)). Each party shall pay its own closing costs in connection with such sale, provided that any transfer taxes or other similar tax payable in connection therewith shall be paid by the Members pro rata in accordance with local custom. If the Interest ROFO Closing fails to occur solely by reason of a default of the Responding Member, the Responding Member’s Interest ROFO rights under this Section 3.2(b) shall be deemed forever extinguished and shall thereafter be null and void and of no further force and effect, the Selling Member shall be entitled to retain the Interest ROFO Down Payment as liquidated damages as its sole and exclusive remedy and the Selling Member shall thereafter be free, at any time and from time to time, to cause a sale of the Offered Interest in an arms-length transaction with a third-party unaffiliated with the Selling Member at such price as the Selling Member determines in its sole discretion. If the Interest ROFO Closing hereunder fails to occur by reason of default of the Selling Member, the Responding Member shall have the right, as its sole and exclusive remedy, to either (A) demand that the Interest ROFO Down Payment be returned to the Responding Member, and in the case of a willful default, Selling Member shall reimburse Responding Member for the reasonable third party, out of pocket costs incurred by Responding Member in connection with the Interest ROFO not to exceed $100,000.00, or (B) seek specific performance by asserting a claim in writing within forty-five (45) calendar days of such failure to close.

(iv) If the Selling Member delivers an Interest ROFO Rejection Notice (or is deemed to have delivered an Interest ROFO Rejection Notice), the Selling Member shall have the option to either (x) within 270 calendar days of the expiration of the Interest ROFO Response Period enter into a contract of sale with a third party unaffiliated with Selling Member (an “Interest Purchase Agreement”) and to complete the sale of the Offered Interest for a purchase price greater than the Interest ROFO Gross Valuation or (y) elect not to sell the Offered Interest. The Selling Member shall deliver a copy of the Interest Purchase Agreement (together with all schedules and exhibits thereto) to the Responding Member promptly following execution. The Interest Purchase Agreement must provide for a closing thereunder on a date not later than 365 calendar days after expiration of the Interest ROFO Response Period. At such closing, the price paid by the third party purchaser of the Offered Interest shall be adjusted for customary real estate prorations. If (i) the Interest Purchase Agreement is not executed within 270 calendar days from expiration of the Interest ROFO Response Period, (ii) the closing thereunder does not occur within 365 calendar days of the expiration of the Interest ROFO Response Period, or (iii) Selling Member desires to sell the Offered Interest for less than 100% of the Interest ROFO Gross Valuation, Selling Member must again comply with the ROFO procedures in this Section 3.2(b) prior to any sale of its Interests and the other Member shall have all the rights available to it under this Section 3.2(b) in connection with any such sale.

(c) Drag-Along Rights.

(i) Subject to prior compliance with Section 3.2(b), if the Blackstone Member (the “Dragging Member”) receives an offer to purchase (a “Sale Proposal”) or otherwise desires to transfer all or any portion of its Interest to an unaffiliated third party (a “Drag Eligible Transfer”, and together with Sale Proposal, each, a “Required Sale”), then the Dragging Member shall have the option to deliver (which option to deliver may be exercised in its sole discretion) a written notice (a “Required Sale Notice”) with respect to such Required Sale, at least fifteen (15) calendar days prior to the anticipated closing date of such Required Sale to all other Members requiring them to sell or otherwise Transfer their Interest to the proposed transferee in accordance with the provisions of this Section 3.2(c). In any such transaction, all transferring Members must receive the same benefits and bear the same burden as the Dragging Member in proportion to their respective Interests being transferred.

(ii) The Required Sale Notice shall include the material terms and conditions of the Required Sale, including (A) the name and address of the proposed transferee, (B) the proportion of Interests to be sold in such Required Sale, (C) the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the Dragging Member will provide such information relating to such consideration as each other Member may reasonably request in order to evaluate such consideration, and such non-cash consideration shall be subject to the approval of each other Member, such approval not to be unreasonably withheld, conditioned, or delayed), and (D) the proposed closing date of such Required Sale, if known. The Dragging Member will deliver or cause to be delivered to each other Member copies of all transaction documents relating to the Required Sale promptly as the same become available.

(iii) Each other Member, upon receipt of a Required Sale Notice, shall be obligated to sell or otherwise transfer the same proportion of its Interest as is being transferred by the Dragging Member and participate in the Required Sale contemplated by the Sale Proposal or Drag Eligible Transfer, as applicable, to waive all dissenters’ or appraisal rights, if any, in connection with the Required Sale, to enter into agreements relating to the Required Sale, to agree (as to itself) to make to the proposed purchaser the same representations, warranties, covenants, indemnities and agreements as the Dragging Member agrees to make in connection with the Required Sale, and to take or cause to be taken all other actions as may be reasonably necessary (or otherwise reasonably requested by the Dragging Member) to consummate the Required Sale; provided that (x) unless otherwise agreed in writing by such Member in its sole discretion, a Member shall not be required to make representations and warranties or provide indemnities as to any other Member and a Member shall not be required to make any representations and warranties about the business of the Company or its Subsidiaries, (y) no such Member shall be liable for the breach of any covenant by any other Member under this Section 3.2(c) and (z) notwithstanding anything in this Section 3.2(c)(iii) to the contrary, any liability relating to representations and warranties (and related indemnities) and other indemnification obligations regarding the business of the Company and the Subsidiaries arising in connection with the Required Sale shall be shared severally and not jointly by all Members pro rata based on their respective Interests being sold in the Required Sale and in any event shall not exceed the proceeds received by such Member in the Required

Sale. For the avoidance of doubt, the Company shall make all representations, warranties and related indemnities with respect to the business of the Company and its Subsidiaries in connection with a Required Sale. Notwithstanding the foregoing, in connection with a Required Sale, each Member (the “Drag Indemnifying Member”) shall indemnify, defend and hold harmless the other Members from any loss, claim, damage or liability (including reasonable attorney’s fees) arising out of any breach by the Drag Indemnifying Member of any of its representations and warranties with respect to due authority, execution and delivery and lien-free title to such Member’s Interests made to any unaffiliated third party in connection with the Required Sale.

(iv) The obligations of the Members under this Section 3.2(c) with respect to a Required Sale are subject to the satisfaction of the condition that the consideration to be received by the Members in connection with such Required Sale shall be allocated among the Members in accordance with Section 9.7. Each Member shall take all actions in connection with the distribution of the aggregate consideration from the sale or exchange by such Members of their respective Interests being sold in the Required Sale (whether by sale, merger, recapitalization, reorganization, consolidation, combination or otherwise) as may be reasonably requested by the Dragging Member.

(v) If the Required Sale is consummated, each Member transferring Interests pursuant to this Section 3.2(c) shall pay its pro rata share (determined based on its share of the Interests sold in such Required Sale and out of the proceeds of such Required Sale) of the reasonable, third party, out of pocket expenses and fees (including attorneys’ fees) incurred by the Members in connection with such Required Sale if such expenses were incurred (i) at the direction of the Dragging Member or the Company and (ii) for the benefit of all Members or the Company.

(vi) In no manner shall this Section 3.2(c) be construed to grant to any Member any dissenters rights or appraisal rights or give any Member any right to vote in any Required Sale (it being understood that the Members have expressly waived any such rights under the Act and have granted to the Dragging Member the sole right to approve or consent to any Required Sale without approval or consent of the Members or any class or group thereof).

(vii) The Dragging Member shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any Required Sale and the terms and conditions thereof. The Dragging Member shall not have any liability to any Member or the Company, and no Member nor any Affiliate of any such Member shall have any liability to any other Member (including, for the avoidance of doubt, the Dragging Member) or the Company, arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any Required Sale except to the extent such Member shall have failed to comply with the provisions of this Section 3.2(c).

(d) Tag-Along Rights.

(i) Subject to prior compliance with Section 3.2(b), at least thirty (30) calendar days prior to a transfer by the Blackstone Member of more than fifty percent (50%) of its Interests in the Company (in one or a series of related transactions) (a “Tag Eligible Transfer”), the Blackstone Member (the “Transferring Member”) shall deliver a written notice (the “Sale Notice”) to the HGV Member, which Sale Notice shall include the material terms and conditions of the proposed Tag Eligible Transfer, including (A) the name and address of the proposed transferee, (B) the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the Transferring Member will provide with the Sale Notice such information relating to such non-cash consideration as the HGV Member may reasonably request in order to evaluate such non-cash consideration), (C) the proposed Tag Eligible Transfer date, if known, and (D) the proportion of Interests to be sold in the Tag Eligible Transfer (the “Pro Rata Share”). The HGV Member may elect to participate in the contemplated Tag Eligible Transfer (the “Electing Member”) by delivering irrevocable written notice to the Transferring Member within fifteen (15) calendar days after HGV Member’s receipt of such Sale Notice. The applicable time period described in the immediately preceding sentence is hereinafter referred to as the “Response Period”. The Transferring Member and the Electing Member shall be entitled to sell in the contemplated Tag Eligible Transfer, at the same price and on the same terms, a proportion of Interests equal to the product of (1) the total Interests owned by such Person and (2) its Pro Rata Share. The failure of the HGV Member to elect to participate in the contemplated Tag Eligible Transfer within the applicable Response Period, shall be deemed to constitute an irrevocable waiver of all of such Member’s rights under this Section 3.2(d) with respect to such proposed Tag Eligible Transfer. The Electing Member and the Transferring Member shall sell to the proposed third party transferee the Interests, in their respective Pro Rata Shares, proposed to be transferred by the proposed third party transferee in accordance with this Section 3.2(d) at the time and place provided for the closing in the Sale Notice, or at such other time and place as the Blackstone Member and the proposed third party transferee shall agree. If the HGV Member has elected not to participate in the contemplated Tag Eligible Transfer (through notice to such effect or expiration of the appropriate Response Period, after delivery of the Sale Notice), then the Transferring Member may transfer the Interests specified in the Sale Notice at a price not more than the price set forth in the Sale Notice and on other terms and conditions not, in the aggregate, substantially more favorable to the Transferring Member than specified in the Sale Notice.

(ii) The Transferring Member shall use commercially reasonable efforts to obtain the agreement of the prospective transferee to the participation of the Electing Member, and the Transferring Member shall not transfer any of its Interests to any prospective transferee if such prospective transferee declines to allow the participation of the Electing Member to the extent required by this Section 3.2(d), unless simultaneously with such Tag Eligible Transfer, the Transferring Member purchases (at the same price and on the same terms and conditions) the number of Interests from the Electing Member that the Electing Member is entitled to transfer pursuant to this Section 3.2(d) (a “Member Tag Acquisition”). The Transferring Member shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Tag Eligible Transfer pursuant to this Section 3.2(d) and the terms and conditions thereof. No Member nor any Affiliate of any such Member shall have any liability to any other Member or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any such proposed Tag Eligible Transfer. In order to exercise the rights set forth in this Section 3.2(d), the Electing Member Transferring Interests pursuant to this Section 3.2(d) must agree to make the same representations, warranties, covenants and indemnities as the Transferring Member; provided that (x) unless otherwise agreed by such Electing Member in connection with a Member Tag Acquisition in its sole discretion, an Electing Member shall not be required to make representations and warranties or provide indemnities as to any other Member and an Electing Member shall not be required to make any representations and warranties about the business of the Company or its Subsidiaries, (y) neither the Transferring Member nor the Electing Member shall be liable for the breach of any covenant by any other Member and (z) notwithstanding anything in this Section 3.2(d)(ii) to the contrary, any liability relating to representations and warranties (including related indemnities) and other indemnification obligations regarding the business of the Company or its Subsidiaries arising in connection with such Tag Eligible Transfer shall be shared severally and not jointly by the Transferring Member and the Electing Member pro rata based on their respective Interests being sold in the sale and in any event shall not exceed the proceeds received by the Transferring Member or the Electing Member in the sale, as the case may be. For the avoidance of doubt, the Company shall make all representations, warranties and related indemnities with respect to the business of the Company and its Subsidiaries in connection with a Tag Eligible Transfer. Notwithstanding the foregoing, in connection with a Tag Eligible Transfer, each Member (“Tag Indemnifying Member”) shall indemnify, defend and hold harmless the other Members from any loss, claim, damage or liability (including reasonable attorney’s fees) arising out of any breach by the Tag Indemnifying Member of any of its representations and warranties with respect to due authority, execution and delivery and lien-free title to such Member’s Interests made to any third party in connection with the Tag Eligible Transfer.

(iii) Each party shall be responsible for any fees and expenses, including legal fees, incurred by such party in connection with a Tag Eligible Transfer pursuant this Section 3.2(d).

(iv) If, (i) prior to consummation, the terms of the proposed Tag Eligible Transfer shall change with the result that the purchase price to be paid in such proposed Tag Eligible Transfer shall be less than the purchase price set forth in the Sale Notice or the other terms of such proposed Tag Eligible Transfer shall be materially less favorable to the Transferring Member than those set forth in the Sale Notice, or (ii) the proposed Tag Eligible Transfer is not consummated within one hundred twenty (120) calendar days after the expiration of the applicable Response Period contemplated by Section 3.2(d)(i), then the Sale Notice shall be null and void, and it shall be necessary for a separate Sale Notice to be delivered, and the terms and provisions of this Section 3.2(d) separately complied with, in order to consummate such proposed Tag Eligible Transfer pursuant to this Section 3.2(d); provided, however, that in the case of such a separate Sale Notice, the applicable period to which reference is made in Section 3.2(d)(i) for delivery of notice by an Electing Member to the Transferring Member of participation in the Tag Eligible Transfer shall be five (5) calendar days if, but only if, the amount and nature of the consideration to be received is not changed from the original Sale Notice, otherwise the applicable period for delivery of notice by an Electing Member to the Transferring Member of participation in the Tag Eligible Transfer shall be as set forth in Section 3.2(d)(i).

(e) Rights of First Offer for Assets.

(i) The Blackstone Member shall have the sole and exclusive right on behalf of the Company to cause the Company or the applicable Subsidiary, to sell, exchange or transfer all or any portion of the Property, the Receivables or any other assets of the Company or the Subsidiaries or to sell, transfer, exchange or, subject to Section 3.2(b), assign the direct or indirect interests in Property Owner on terms approved by the Blackstone Member in its sole discretion; provided that, any sale, exchange or transfer of (x) any or all of the Penthouse Units (a “Penthouse Disposition”) or (y) the Future Development Property (a “Development Disposition”, together with a Penthouse Disposition, each an “Asset Disposition”), shall be subject to the right of first offer given to the HGV Member (in such capacity, the “Asset Responding Member”) pursuant to this Section 3.2(e)(i) (“Asset ROFO”). If the Blackstone Member desires to cause an Asset Disposition (in such capacity, the “Triggering Member”), the Triggering Member shall be required to give written notice (the “Asset ROFO Notice”) to the Asset Responding Member of such desire to sell any or all of the Penthouse Units or the Future Development Property (in either case, the “Offered Assets”). At any time within the fifteen (15) calendar day period (the “Asset ROFO Offer Period”) commencing on the day that the Asset Responding Member receives the Asset ROFO Notice, the Asset Responding Member may make a written offer to the Triggering Member (the “Asset ROFO Offer”) to purchase all (but not less than all) of the applicable Offered Assets. Such Asset ROFO Offer shall contain the Asset Responding Member’s determination of the gross fair market value of the applicable Offered Assets, assuming all applicable liabilities of the Offered Assets (including without limitation all Financings) have been repaid in full (the “Asset ROFO Gross Valuation”) and other material terms and conditions and an offer to purchase the applicable Offered Assets for the Asset ROFO Gross Valuation (as defined below). If the Asset Responding Member sends an Asset ROFO Offer prior to the expiration of the Asset ROFO Offer Period, then at any time within the fifteen (15) calendar day period (the “Asset ROFO Response Period”) commencing on the day the Triggering Member receives the Asset ROFO Offer, the Triggering Member shall have the right to deliver written notice to the Asset Responding Member either (A) electing to sell the applicable Offered Assets for the Asset ROFO Gross Valuation and other material terms and conditions set forth in the Asset ROFO Offer (an “Asset ROFO Election Notice”), or (B) rejecting the offer contained in the Asset ROFO Offer (an “Asset ROFO Rejection Notice”). If the Triggering Member fails to duly deliver an Asset ROFO Election Notice within the Asset ROFO Response Period, the Triggering Member shall be deemed to have delivered an Asset ROFO Rejection Notice rejecting the offer contained in the Asset ROFO Offer. If the Asset Responding Member fails to deliver an Asset ROFO Offer prior to the expiration of the Asset ROFO Offer Period (or is deemed to have failed to deliver an Asset ROFO Offer), then the

Triggering Member shall have the option to (x) within 270 calendar days of the expiration of the Asset ROFO Response Period enter into a contract of sale with a third party unaffiliated with Triggering Member, which contract shall provide for a closing date no later than 365 calendar days following the expiration of the Asset ROFO Response Period, or (y) elect not to sell the Offered Assets.

(ii) If the Triggering Member duly delivers an Asset ROFO Election Notice, then within three (3) Business Days of receipt by the Asset Responding Member of the Asset ROFO Election Notice, the Asset Responding Member shall deposit in escrow with a reputable title insurance company authorized to do business in the State of Nevada or the State of New York (the “Asset ROFO Escrow Agent”) pursuant to escrow instructions consistent with this Section 3.2(e), a non-refundable cash down payment in immediately available funds in an aggregate amount equal to 5% of the Asset ROFO Gross Valuation (the “Asset ROFO Down Payment”). If the Asset Responding Member fails to timely deliver the Asset ROFO Down Payment, the Asset Responding Member shall be deemed to have failed to deliver an Asset ROFO Offer and the terms of the last sentence of clause (i) above shall apply.

(iii) If the Asset Responding Member timely delivers the Asset ROFO Down Payment, then the Triggering Member, as seller, and the Asset Responding Member, as purchaser, shall proceed to close the sale of the applicable Offered Assets at the Asset ROFO Gross Valuation (as adjusted for customary real estate prorations) (the “Asset ROFO Closing”) on a mutually acceptable closing date (the “Asset ROFO Closing Date”), but in any event not later than 30 calendar days after the Asset Responding Member delivered the Asset ROFO Down Payment to the Asset ROFO Escrow Agent, through a mutually satisfactory escrow arrangement with the Asset ROFO Escrow Agent. On the Asset ROFO Closing Date, (x) the Triggering Member shall sell to the Asset Responding Member the applicable Offered Assets free and clear of all liens, claims, encumbrances, options and rights of any kind and each of the Triggering Member and the Asset Responding Member shall execute and delivery of the customary transfer documents in a form and content reasonably acceptable to both parties, (y) the Asset ROFO Escrow Agent shall deliver the Asset ROFO Down Payment in immediately available funds to the Triggering Member and (z) the Asset Responding Member shall pay to the Triggering Member the Asset ROFO Gross Valuation (less a credit for the Asset ROFO Down Payment) in immediately available funds. None of the Triggering Member, the Company or any Subsidiary shall be required to make any representations or warranties with respect to the Company or the Property in connection with such sale (but shall make customary warranties regarding the Triggering Member’s due authority, execution and delivery and lien-free title to the Offered Assets). Each party shall pay its own closing costs in connection with such sale, provided that any transfer taxes or other similar tax payable in connection therewith shall be paid by the Members pro rata in accordance with local custom. If the Asset ROFO Closing fails to occur solely by reason of a default of the Asset Responding Member, the Asset Responding Member’s Asset ROFO rights under this Section 3.2(e) shall be deemed forever extinguished and shall thereafter be null and void and of no further force and effect, the Triggering Member shall be entitled to retain the Asset ROFO Down Payment as liquidated damages as its sole and exclusive remedy and the Triggering Member shall thereafter be free, at any time and from time to time, to cause a sale of the Offered Assets in an arms-length transaction with a third-party unaffiliated with the Triggering Member at such price as the Triggering Member determines in its sole discretion. If the Asset ROFO Closing hereunder fails to occur by reason of default of the Triggering Member, the Asset Responding Member shall have the right, as its sole and exclusive remedy, to either (A) demand that the Asset ROFO Down Payment be returned to the Asset Responding Member, and in the case of a willful default, Selling Member shall reimburse Asset Responding Member for the reasonable third party, out of pocket costs incurred by the Asset Responding Member in connection with the Asset ROFO not to exceed $100,000.00, or (B) seek specific performance by asserting a claim in writing within forty-five (45) calendar days of such failure to close.

(iv) If the Triggering Member delivers an Asset ROFO Rejection Notice (or is deemed to have delivered an Asset ROFO Rejection Notice), the Triggering Member shall have the option to either (x) within 270 calendar days of the expiration of the Asset ROFO Response Period enter into a contract of sale with a third party unaffiliated with Selling Member (an “Asset ROFO Purchase Agreement”) and to complete the sale of the Offered Assets for a purchase price greater than the Asset ROFO Gross Valuation or (y) elect not to sell the Offered Assets. The Asset ROFO Purchase Agreement must provide for a closing thereunder on a date not later than 365 calendar days after expiration of the Asset ROFO Response Period. At such closing, the price paid by the third party purchaser of the Offered Assets shall be adjusted for customary real estate prorations. If (i) the Asset ROFO Purchase Agreement is not executed within 270 calendar days from expiration of the Asset ROFO Response Period, (ii) the closing thereunder does not occur within 365 calendar days of the expiration of the Asset ROFO Response Period, or (iii) the Triggering Member desires to sell the Offered Assets for less than 100% of the Asset ROFO Gross Valuation, the Triggering Member must again comply with the ROFO procedures in this Section 3.2(e) and the Responding Member shall have all the rights available to it under this Section 3.2(e) in connection with any such sale.

(f) Competitor Sales; HGV Gross Valuation.

(i) Notwithstanding anything to the contrary contained in this Agreement, Blackstone Member shall not transfer, assign or sell its Interest if such transfer, assignment or sale would cause the HGV Member to become an Affiliate of a Hilton Competitor immediately following the consummation of such transfer, assignment or sale (a “Competitor Transfer”) without the prior written consent of the HGV Member, which consent may not be unreasonably withheld, conditioned or delayed. In the event the HGV Member does not consent to the Competitor Transfer, the Blackstone Member shall have the option, but not the obligation, to acquire 100% of the HGV Member’s Interest at a price that is equal to the following: (i) with respect to a Competitor Transfer pursuant to an arm’s length transaction with a third party unaffiliated with Blackstone Member, the same price being offered to Blackstone Member for its Interest pursuant to such transaction, or (ii) with respect to a Competitor Transfer to a party affiliated with Blackstone Member, the HGV Gross Valuation (as defined below).

(ii) The term “HGV Gross Valuation” with respect to HGV Member’s Interest shall mean the gross fair market value of the HGV Member’s Interest, assuming all such Interest is free and clear of all liens, claims, encumbrances, and options, if sold as a single asset. The HGV Gross Valuation shall be determined by the Valuators. Blackstone Member and HGV Member shall attempt to agree upon a mutually acceptable Valuator to determine the HGV Gross Valuation (“Valuator Selection Period”). If a mutually acceptable Valuator is selected, such Valuator shall submit, within thirty (30) days of its acceptance, which acceptance shall occur after the submission of the disclosure questionnaire and the any required approval thereof, as provided below, its determination of the HGV Gross Valuation, and such determination shall be final and binding upon by Blackstone Member and HGV Member. If a mutually acceptable Valuator is not selected within such thirty (30) day period, HGV Member shall, by written notice to Blackstone Member, given no later than ten (10) days after the expiration of the Valuator Selection Period, designate a Valuator (the “HGV Valuator Notice”), and within ten (10) days after Blackstone Member’s receipt of the HGV Valuator Notice, Blackstone Member may (but need not), by written notice to HGV Member, designate a Valuator (“Blackstone Valuator Notice”). If Blackstone Member fails to designate a Valuator, then the Valuator designated by HGV Member shall proceed to determine the HGV Gross Valuation. If Blackstone Member timely designates a Valuator, then within ten (10) days after HGV Member’s receipt of Blackstone Valuator Notice, the two Valuators shall select a third Valuator. If within thirty (30) days after the last of the Valuators are designated, the Valuators are unable to agree upon HGV Gross Valuation, the HGV Gross Valuation shall be the average of the two closest values of the Valuators. The Valuators shall promptly notify the HGV Member and Blackstone Member of their determination. If there is only a single Valuator which is chosen by agreement of the HGV Member and Blackstone Member, such Valuator shall be disinterested, and in furtherance thereof, it must, prior to accepting the assignment, complete a questionnaire which discloses the facts which evidence that it meets the applicable qualifications, including disclosing all existing and prior relationships with any Member or their respective Affiliates. The following rules shall apply if there is only one Valuator: (i) all questions from the Valuator shall be in writing addressed to HGV Member and Blackstone Member and any responses must be approved by HGV Member and Blackstone Member; (ii) there shall be no hearing, unless otherwise approved by HGV Member and Blackstone Member; (iii) there shall be no ex-parte communications with the HGV Member and Blackstone Member or any representative of such parties; and (iv) all other rules and procedures must be approved in advance by the HGV Member and Blackstone Member. The HGV Member and Blackstone Member shall pay the fees and expenses of the Valuators designated by it, and if only one Valuator is designated, the HGV Member and Blackstone Member shall pay one-half of the fees and expenses of such jointly designated Valuator.

(g) Transfer Taxes. Any Member that effectuates a Transfer, other than to another Member pursuant to the Interest ROFO or the Asset ROFO, that results in transfer taxes of any kind being assessed or otherwise payable shall be solely responsible for, and shall indemnify and hold harmless the other Members and the Company against, the payment of such taxes.

Section 3.3. Creation of Additional Interests. Additional Interests may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as Members, only upon the direction or approval of all Members in their sole discretion on terms approved by all Members in their sole discretion; provided that, notwithstanding the foregoing, but subject to Section 4.1(b), the issuance of preferred equity interests in connection with a Financing can be effectuated by the Managing Member in its sole discretion without the consent of any other Member. The Managing Member may reflect the admission of any new Members or the creation of any new class or group of Members pursuant to and in accordance with this Agreement in an amendment to this Agreement. Notwithstanding the foregoing, no additional Interests may be issued if such Interests will cause the Company to become subject to taxation as a publicly traded partnership or association taxable as a corporation for federal income tax purposes.

Section 3.4. Resignation. A Member may not resign or withdraw from the Company without the consent of all of the Members.

Section 3.5. Information. In addition to the other rights specifically set forth in this Agreement, each Member is entitled to the following information under the circumstances and conditions set forth in the Act: (a) true and full information regarding the status of the business and financial condition of the Company and its Subsidiaries; (b) promptly after becoming available, a copy of the Company’s and each Subsidiary’s federal, state and local income and other tax returns for each year; (c) a current list of the name and last known business, residence or mailing address of each Member; (d) a copy of this Agreement and the Certificate and all amendments to such documents; (e) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member; and (f) other information regarding the affairs of the Company to which that Member is entitled pursuant to the Act (including all Company books and records) or which is reasonably required by a Member. Under no circumstances shall any information regarding the Company or its business be kept confidential from any Member.

Section 3.6. Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company or any other Member, whether arising in contract, tort or otherwise. Each Member acknowledges and agrees that the terms of Article 6 are a part of this Agreement solely for the individual benefit of the Members, are not an asset of the Company and may not be relied on by any creditor of the Company.

Section 3.7. ERISA Matters. The parties acknowledge that Blackstone Member or one or more direct or indirect owners of Blackstone Member is an entity that is intended to qualify as a “real estate operating company” within the meaning of the U.S. Department of Labor plan asset regulation (Section 2510.3-101, Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations) and that it is intended that Blackstone Member (or its direct or indirect owners) will have the right to substantially participate directly in the management, operations and development of the Property. Towards that end, Blackstone Member and Property Owner have executed and delivered the letter agreement attached as Exhibit A.

ARTICLE 4

MANAGEMENT OF THE COMPANY

Section 4.1. Management.

(a) In General.

(i) Except for Joint Decisions and subject to the requirements of this Section 4.1, the management and control of the Company shall be vested exclusively in the Managing Member. Except as otherwise provided in this Agreement, the Managing Member is hereby designated as the sole member-manager of the company pursuant to Section 18-402 of the Act and shall have the sole power and authority with respect to the management of the Company, the Subsidiaries and their assets, including without limitation, the power and authority (A) to direct the day-to-day business and affairs of the Company and make all decisions with regard thereto, (B) pursue Financings and refinancings, (C) form, acquire or operate any Subsidiary or new Subsidiary consistent with the purpose and scope of the business of the Company as described in Section 2.5, (D) call for additional Capital Contributions and (E) make distributions pursuant to Article 8.

(ii) Upon the request of the Managing Member, the other Members shall confirm in writing the authorization of the Managing Member to take any action on behalf of and in the name of the Company which is authorized to be taken by the Managing Member under the terms of this Agreement.

(iii) Each Member agrees that, except as otherwise expressly provided herein and to the fullest extent permitted by applicable law, the approval of any proposed action of or relating to the Company by the Managing Member as provided herein, shall bind each Member with respect to such approval and shall have the same legal effect as the express approval of each Member of such action.

(iv) No Member shall be liable, responsible or accountable in damages or otherwise to the Company or to any other Member for (a) any act performed within the scope of the authority conferred on such Member by this Agreement, (b) such Member’s failure or refusal to perform any act, except those expressly required by or pursuant to the terms of this Agreement, (c) such Member’s performance of, or failure to perform, any act on the reasonable reliance on advice of legal counsel to the Company or (d) the negligence, tortious conduct, dishonesty or bad faith of any agent, consultant or broker of the Company selected, engaged or retained in good faith.

(v) Except as otherwise expressly set forth in this Agreement, no Member other than the Managing Member shall have the right to, and no other Member shall, take part in the management or affairs of the Company, nor in any event shall such Member have the power to act for, or bind, the Company in any way unless delegated such power by the Managing Member.

(b) Joint Decisions. Notwithstanding anything in this Agreement to the contrary, no action shall be taken, sum expended, or obligation incurred by the Managing Member, the Company or any Subsidiary regarding the matters described in this Section 4.1(b) (the “Joint Decisions”) unless such specific action or expenditure is approved by the Managing Member, the Blackstone Member (after the occurrence of a Change of Control) and the HGV Member (and, in the case of any actions to be taken by any Subsidiary, subject to any requirements under the organizational documents of such Subsidiary to take such action):

(i) any transaction with an Affiliate of the Managing Member, other than on terms at least as favorable to the Company (or any Subsidiary) as would be obtained in an arms’ length transaction (unless expressly contemplated by this Agreement or any of the HGV Agreements);

(ii) constructing the Second Tower; provided, that no pre–development work or the commissioning of feasibility, zoning, entitlement, engineering, or environmental studies or similar reports or plans with respect to the Second Tower shall be deemed “construction” for the purposes of this Section 4.1(b)(ii);

(iii) any acquisition of real property unrelated to the Company, any Subsidiary or the Property;

(iv) any amendment to this Agreement or other action taken by the Managing Member that materially and adversely alters the rights or obligations of one Member in a specific manner separate and distinct from such amendment’s or action’s treatment of the other Members;

(v) except as expressly permitted by this Agreement, the Managing Member causing any distribution which disproportionately benefit one Member over another Member;

(vi) the admission of an additional Member or Members to the Company, except as permitted by Section 3.2;

(vii) the dilution of any Member’s Capital Sharing Ratio except as provided with respect to Non-Funding Members as set forth in Section 6.3 hereof;

(viii) causing the Company or any Subsidiary to (1) make an assignment for the benefit of creditors; (2) file a voluntary petition in bankruptcy; (3) file a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy statute, law or regulation; or (4) file an answer or other pleading in a bankruptcy proceeding admitting or failing to contest the material allegations of a petition filed against it in any proceeding for reorganization or of a similar nature;

(ix) making any loans or payments of any fees to the Managing Member or its Affiliates outside the normal course of business; and

(x) changing the purpose and scope of the business of the Company as described in Section 2.5 hereof.

(c) Process. Except as otherwise approved by the Managing Member or the HGV Member, as applicable, with respect to any Joint Decision which the Managing Member desires to effect, the Managing Member shall prepare and submit to the other Member a written request for such Member’s approval thereof (a “Decision Notice”). Within fifteen (15) calendar days of receipt of a Decision Notice, the Member whose approval is so sought shall send to the other Member written notice of its approval or disapproval of any such request, which approval or disapproval shall be binding on the requesting Member and the Company. If (x) the responding Member fails to respond to a Decision Notice within such fifteen (15) calendar day period, or (y) the Members fail to reach a mutually agreeable resolution with respect to such Joint Decision within fifteen (15) calendar days of the delivery of a Decision Notice, the Joint Decision shall be deemed disapproved, which disapproval shall be binding on the requesting Member and the Company.

Section 4.2. Meetings of Members.

(a) Regular Meetings. The Members shall hold regular meetings to discuss the Property and such other matters regarding Company business at such times as determined by the Managing Member in its sole discretion. Meetings may be conducted via telephone conference.

(b) Special Meetings. Special meetings of the Members may be called by any Member at any time by delivering at least one (1) Business Day’s prior written notice thereof to the other Members to discuss such matters regarding Company business as the Members may decide; provided that the failure to attend any such meetings shall not limit any approval rights granted to a Member under this Agreement. Special meetings may be conducted via telephone conference.

Section 4.3. Transactions with Affiliates. Subject to Section 4.1(b)(i), when any service or activity to be performed on behalf of the Company is performed by an Affiliate of a Member, the scope of services and the fee payable for such service or activity shall be commercially reasonable and no less favorable to the Company than would be obtained in an arms-length transaction with an unaffiliated third party of comparable standing providing the same services.

Section 4.4. Indemnification; Reimbursement of Expenses; Insurance.

(a) To the fullest extent permitted by the Act: (1) the Company shall indemnify the Managing Member and each Member who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (“Proceeding”), any appeal therein, or any inquiry or investigation preliminary thereto by reason of the fact that such Member is or was a Managing Member or a Member; (2) the Company shall pay or reimburse any Managing Member or Member for reasonable, third party, out-of-pocket expenses (including attorney’s fees) incurred by such Member (A) in advance of the final disposition of a Proceeding to which such Managing Member or Member was, is or is threatened to be made a party, and (B) in connection with such Member’s appearance as a witness or other participation in any Proceeding. The Company shall indemnify and advance reasonable, out-of-pocket expenses to an officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Members under the preceding sentence. The provisions of this Section 4.4 shall not be exclusive of any other right under any law, provision of this Agreement, or otherwise. Notwithstanding the foregoing, this indemnity shall not apply to actions constituting gross negligence, willful misconduct or bad faith, but shall apply to actions constituting simple negligence. The Company may purchase and maintain insurance to protect itself, and any Member, officer, employee or agent of the Company, whether or not the Company would have the power to indemnify such Person under this Section 4.4. Notwithstanding anything in this Agreement to the contrary, this indemnification obligation shall be limited to the assets of Company and no Member shall be required to make a Capital Contribution in respect hereof.

(b) Each Member agrees to indemnify, defend and hold harmless the Company and the other Members from any actual out-of-pocket loss, claim, damage or liability resulting from actions of such Member constituting gross negligence, willful misconduct or bad faith or actions taken outside the scope of authority provided under this Agreement (provided, however, in no event shall any Member be liable for any punitive, special and/or consequential damages).

(c) Each Member shall be reimbursed by the Company for all reasonable out-of-pocket expenses actually incurred by it, solely in such Member’s capacity as a Member, directly in conjunction with the business and affairs of the Company (including travel and entertainment expenses, telephone costs, and similar items) so long as such expenses are approved by the Managing Member.

Section 4.5. Compensation of Members. Except as otherwise expressly specifically provided in this Agreement (or any other agreement entered into in accordance with this Agreement), no compensatory payment shall be made by the Company to any Member for the services to the Company of such Member or any Member or employee of such Member, or any Affiliate of the foregoing.

Section 4.6. Conflicts of Interest. Except as otherwise expressly set forth in this Agreement and subject to the terms of the HGV Agreements, each Member and any Affiliate of any Member may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company or any other Member the right to participate therein or to account therefor; provided that the foregoing shall not be deemed or construed to be a consent or waiver to or of any other rights or obligations of any Member or its Affiliates under any other agreement.

Section 4.7. Duties; Liability of Members; Exculpation.

(a) Notwithstanding anything to the contrary in this Agreement or any provision of law or equity, each Member and each Member’s constituent owners shall, to the maximum extent permitted by the Act and other applicable law, owe no duties to the Company or to any other Member or any other Person or group of Persons except to the extent such duties are expressly set forth in this Agreement and, for the avoidance of doubt, shall owe no fiduciary duties to the Company or to any other Member or any other Person or group of Persons; provided, that each Member shall be subject to the implied contractual covenant of good faith and fair dealing. Without limiting the generality of the foregoing or any other provision of this Agreement, whenever a Member is permitted or required by this Agreement to make a decision in its “sole discretion” or “discretion”, such Member may consider any interests and factors that such Member desires (including, without limitation, such Member’s own interests without regard to the interests of the other Member), and to the fullest extent permitted by Law, is under no duty or obligation to give any consideration to any other interests of, or factors affecting, the Company, the Members or any other Person or group of Persons. Notwithstanding anything to the contrary in this Agreement, the provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liability of a Member otherwise existing at law or in equity, are agreed by each Member to replace such other duties and liabilities of such Member.

(b) To the extent that, at law or in equity, any Member has duties (including fiduciary duties) and liabilities relating thereto to the Company or to another Member, the Members acting under this Agreement will not be liable to the Company or to any such other Member for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member otherwise existing at law or in equity, are agreed by the Members to replace to that extent such other duties and liabilities of the Members relating thereto.

(c) Each Member shall be entitled to rely in good faith on the advice of legal counsel to the Company or the Member, accountants, other experts and financial or professional advisors.

(d) To the fullest extent permitted by law, no Member shall be required to consider the interests of, or have any duty stated or implied by law or equity (including any fiduciary duty) to any other Member by virtue of owning any interest in the Company.

ARTICLE 5

ACCOUNTING AND REPORTING

Section 5.1. Fiscal Year, Accounts, Reports.

(a) The fiscal year of the Company shall be the calendar year.

(b) The books of account of the Company shall be kept and maintained by the Managing Member on an accrual basis, as applicable to commercial real estate, and in accordance with U.S. generally accepted accounting principles (“GAAP”) or such other basis as may be required by the Lender under any Financing. Annual audited statements must also be prepared in accordance with U.S. GAAP.

(c) The Managing Member shall provide or cause to be provided to the Members:

(i) a statement of changes in Members’ equity containing a detail of Capital Contributions, and distributions and income/loss allocations for each of the Members and in total, for the year-to-date;

(ii) at the earliest practicable time but in no event later than one hundred twenty (120) calendar days after the end of each Company fiscal year, annual GAAP audited financial statements for the Company, audited by an independent firm of certified public accountants selected by the Managing Member;

(iii) within thirty (30) calendar days after the end of each calendar month, other than the last calendar month of the fiscal year, monthly operating statements prepared in accordance with GAAP for the Company;

(iv) any such other written reports, records, statements or information required by the Lender under any Financing and not otherwise furnished to the Managing Member under this Section 5.1; and

(v) such other written reports, records, statements or information that may be reasonably requested by any Member from time to time.

(d) Notwithstanding anything to the contrary in this Agreement, the Managing Member may modify the required fields or report formats from time to time.

(e) The books and records of the Company shall be kept at the principal place of business of the Company or at the office of the Managing Member. Each Member, or its designated agents or employees, at Company expense, may at all reasonable times during usual business hours audit and upon reasonable prior written notice, examine and make copies of or extracts from the books of account records, files and bank statements of the Company.

(f) The foregoing reports and statements are in addition to any other report or statement specifically required by this Agreement.

(g) Notwithstanding anything herein to the contrary contained in this Agreement, for so long as that certain Accounting Services Agreement to be executed by and between Hilton Resorts Corporation and the Company remains in effect, any reporting obligations of the Managing Member under this Agreement (including any obligation to deliver reports and statements to the HGV Member pursuant to this Section 5.1) shall be deemed satisfied.

Section 5.2. Bank Accounts. Subject to the requirements of any Financing, the Managing Member (or such Person as Managing Member may designate in its sole and absolute discretion) shall, subject to Section 2.5, open and maintain (in the name of the Company or its Subsidiaries), as applicable, a special bank account or accounts in a bank or savings and loan association, the deposits of which are insured, up to the applicable limits, by an agency of the United States government, in which shall be deposited all funds of the Company or its Subsidiaries. Withdrawals therefrom shall be made upon the signatures of the Managing Member or such Persons as may be authorized in writing by the Managing Member.

ARTICLE 6

CAPITAL CONTRIBUTIONS

Section 6.1. Initial Capital Contributions. As of the date hereof, the Members shall be deemed to have made the Capital Contributions set forth on Schedule A (such Capital Contributions, the “Initial Capital Contributions”).

Section 6.2. Additional Capital Contributions. Each Member shall make Capital Contributions (“Additional Capital Contributions”) pro rata based on the Members’ respective Capital Sharing Ratios, as may be required by the Managing Member for the conduct of the Company’s business, maintenance of its assets, and discharge of its liabilities. From time to time as the Company requires funds to conduct its business, the Managing Member shall notify the Members of the amount of funds required, the use and purpose of such funds, and each Member’s required contribution amount. The Members shall fund the amount called for within ten (10) Business Days after notice is given. In the event of a failure by any Member to contribute an Additional Capital Contribution required by this Section 6.2, the exclusive remedy available to the Company and the other Members shall be as specified in Section 6.3.

Section 6.3. Failure to Make Contributions. Notwithstanding anything to the contrary, if a Member fails to timely contribute all or any portion of an Additional Capital Contribution (such Member, in such capacity, a “Non-Funding Member”), then the other Members (such other Members, in such capacity, the “Funding Members”) shall have the option, in proportion to the Capital Sharing Ratios of the Funding Members or in such other percentages as the Funding Members may agree, to advance that portion of the Additional Capital Contribution that the Non-Funding Member has failed to timely contribute pursuant to the terms of this Section 6.3 (such portion, the “Failed Funding”). In the event of a Failed Funding, the Funding Members have the option to advance all or a portion of the Failed Funding as either:

(a) an Additional Capital Contribution by such Funding Members, with a corresponding dilution to the Non-Funding Member’s Capital Sharing Ratio (such dilution shall be on a 1.75:1 basis); or

(b) a loan on behalf of the Non-Funding Member of all or a portion of such Failed Funding (each, a “Member Loan”) in accordance with the provisions of this Article. Each Member Loan shall be made directly to the Company, but shall be treated as a non-recourse (except to the extent of the Non-Funding Member’s Interest), unsecured demand loan made by the Funding Member to the Non-Funding Member, bearing interest at the lesser of (x) 20% per annum, compounded on a monthly basis, and (y) the maximum rate permitted by applicable law, and a Capital Contribution of the amount of such loan from the Non-Funding Member to the Company. While any Member Loan is outstanding, the Company shall distribute all Net Cash Flow and Capital Proceeds otherwise distributable to the Non-Funding Member under Article 8 directly to the Funding Members (pro rata based on the amount of each Member Loan) prior to any amount being distributed to the Non-Funding Member. Amounts paid directly by the Company to the Funding Member on account of the Member Loan (including any interest thereon) under this Section 6.3 shall be deemed distributions to the Non-Funding Member and payments of the applicable Member Loan by the Non-Funding Member to the Funding Member. Any amounts used to repay such Member Loan shall be applied first to accrued interest therein and then to repay principal of such Member Loan.

Section 6.4. Return of Contributions. Except as expressly provided in this Agreement, no Member shall be entitled to (a) the return of any part of its Capital Contributions, (b) any interest in respect of any Capital Contribution or (c) the fair market value of its Interests in connection with a withdrawal from the Company or otherwise. Capital Contributions which are not repaid shall not be a liability of the Company or of any Member. Notwithstanding anything in this Agreement to the contrary, no Member shall be required to contribute or lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions to the Company. No Member shall be entitled to withdraw all or any part of its Capital Contributions except as expressly provided in this Agreement. In no event shall any Member be entitled to demand any property from the Company other than cash. No Member shall have any obligation to restore any negative balance in the Member’s Capital Account upon liquidation of the Company.

Section 6.5. Balances. The Company’s books and records shall contain entries indicating the type and amount of Capital Contributions and loans made to the Company and the distributions and payments made by the Company thereon.

ARTICLE 7

FINANCING

Section 7.1. Financing.

(a) The Members acknowledge that the Property and certain of the Subsidiaries are currently encumbered by the Initial Financing. Subject to the applicable provisions of Section 4.1(b) and (c), the Managing Member shall have the right to cause the Company and/or any Subsidiary, including Property Owner (in the case of any actions to be taken by any Subsidiary, subject to any requirements under the organizational documents of such Subsidiary to take such action), from time to time, to refinance (and repay) the Initial Financing and to incur additional indebtedness, including, but not limited to, mortgage loans, mezzanine loans, timeshare receivable loans, or preferred equity financings that have the characteristics of debt (the Initial Financing, and any such loans or other financings (or increases in the principal thereof) shall each be referred to as a “Financing”) provided by a third party lender (any Initial Lender, and any new lender, the “Lender”) which may be secured by one or more mortgage liens on the Property, liens on the other assets of the Company and/or the Subsidiaries (including the Receivables), and/or pledges of ownership interests in the Company or any Subsidiary, including the Property Owner. Subject to the terms of a confidentiality agreement between Lender and the applicable Member in a form and content reasonably acceptable to the applicable Member, the Members agree that they and their respective Affiliates as required by the Lender of a Financing shall promptly provide such Lender with all information in its possession or readily obtainable relating to the Property, the Company and the Members which is reasonably requested by such Lender in connection with a Financing.

(b) In connection with any Financing (other than the Initial Financing), the Blackstone Member or any Affiliate thereof (in such capacity, a “Blackstone Guarantor”) may provide a guaranty or indemnity with respect to customary non-recourse carveout items and/or an environmental indemnity (any such guarantees and/or indemnities, a “Blackstone Financing Guaranty”). In connection with any Financing in which a Blackstone Guarantor has elected to provide a Blackstone Financing Guaranty, HGV (in such capacity, the “HGV Guarantor”, together with Blackstone Guarantor, “Guarantors”) shall, at the option of Blackstone Member in its sole discretion, (i) provide a guaranty or indemnity with respect to customary non-recourse carveout items and/or an environmental indemnity on the same terms as the Blackstone Financing Guaranty in form reasonably acceptable to HGV Member and as acceptable to Lender (any such guarantees and/or indemnities a “HGV Carveout Guaranty”, together with the Blackstone Financing Guaranty, each a “Financing Guaranty”) and (ii) promptly provide Lender with all information in its possession or readily obtainable relating to the Property, the Company, any Subsidiaries (including the Property Owner) and the HGV Guarantor’s financial condition, as applicable, which is reasonably requested by such Lender in connection with its Financing. To the extent acceptable to the Lender, the obligations under any Blackstone Financing Guaranty and related HGV Carveout Guaranty shall be limited to the applicable Member’s Capital Sharing Ratio; provided, however, that if required by the Lender, each Financing Guaranty shall be on a joint and several basis by the Guarantors.

(c) Pursuant to the Joinder attached hereto, HGV shall indemnify and defend the Blackstone Member and the Blackstone Guarantor (i) against one hundred percent (100%) of any Actual Losses incurred by the Blackstone Member or the Blackstone Guarantor under any Financing Guaranty resulting from the affirmative actions taken or the failure to take affirmative actions by the HGV Member or any other Affiliate of the HGV Member in violation of this Agreement or the express provisions of the Financing Documents (without the consent of the Blackstone Member), and (ii) against the HGV Member’s pro rata share (based on its Capital Sharing Ratio) of any other Actual Losses incurred by the Blackstone Member or the Blackstone Guarantor under any Financing Guaranty (to the extent such Actual Losses are not a result of any such action described in Section 7.1(d)(i) below).

(d) In the event and at such time that the HGV Member or the HGV Guarantor provides a Financing Guaranty, the Blackstone Guarantor shall enter into an indemnity agreement in favor of the HGV Member or HGV Guarantor, as applicable, pursuant to which the Blackstone Guarantor shall indemnify and defend the HGV Guarantor (i) against one hundred percent (100%) of any Actual Losses incurred by the HGV Guarantor under any Financing Guaranty resulting from the affirmative actions taken or the failure to take affirmative actions by the Blackstone Member or any Affiliate of the Blackstone Member in violation of this Agreement or the express provisions of the

Financing Documents (without the consent of the HGV Member) and (ii) against the Blackstone Member’s pro rata share (based on its Capital Sharing Ratio) of any other Actual Losses incurred by the HGV Guarantor under any Financing Guaranty (to the extent such Actual Losses are not a result of any such action described in Section 7.1(c)(i) above).

Section 7.2. Cooperation; Securitized Debt. Each of the Members acknowledges that a Lender may securitize, sell or otherwise dispose of all or any portion of its Financing (each a “Securitization”), and each of the Members agrees to reasonably cooperate in all respects with such Lender in connection with any such Securitization (provided such changes do not increase or decrease the rights and obligations of any Member and the economic terms of this Agreement), including, without limitation, (a) executing modifications to the Certificate and this Agreement and the organizational documents of the Managing Member so that the Company and the Managing Member will qualify as bankruptcy-remote entities and other documentation changes of a similar nature and (b) causing the Company and the Subsidiaries (including the Property Owner) to comply with other requirements in connection with Securitizations. In addition, if any portion of a Financing so requires, the Company shall cause the applicable borrower to provide such pledges of its interests in Property Owner or any other Subsidiaries as required by the Lender under such Financing.

ARTICLE 8

DISTRIBUTIONS

Section 8.1. Distributions in General. The Managing Member shall distribute all Net Cash Flow and all Capital Proceeds as determined from time to time by the Managing Member in its sole discretion. Subject to Section 6.3(b), all distributions shall be made to the Members pro rata in accordance with their respective Capital Sharing Ratios; provided, however, that if and to the extent the Blackstone Member received distributions of cash from the Company during the period May 19, 2017 through the date of this Agreement (the aggregate amount of such distributions hereinafter referred to as the “Disproportionate Distribution”), then the Company shall distribute to the HGV Member out of Net Cash Flow or Capital Proceeds as soon as reasonably practicable after the date of this Agreement an amount equal to (i) the product of the HGV Member’s Capital Sharing Ratio multiplied by the Disproportionate Distribution, divided by (ii) one (1) minus the HGV Member’s Capital Sharing Ratio.

Section 8.2. Miscellaneous

(a) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law.

(b) To the extent the Company is required by law to withhold or to make tax payments (including interest and penalties thereon) on behalf of or with respect to any Member (“Tax Advances”), the Managing Member may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Member shall, at the option of the Managing Member, (i) be promptly paid to the Company by the Member on whose behalf such Tax Advances were made or (ii) be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever the Managing Member selects the option set forth in clause (ii) of the immediately preceding sentence for repayment of a Tax Advance by a Member, for all other purposes of this Agreement such Member shall be treated as having received all distributions unreduced by the amount of such Tax Advance. Notwithstanding anything to the contrary, each Member hereby agrees to indemnify and hold harmless the Company, the Managing Member (and any member or officer of the Managing Member) and every other Member (and any member or officer of such other Member) from and against any liability with respect to Tax Advances required on behalf of or with respect to such Member. The obligations of a Member set forth in this Section 8.2(b) shall survive the withdrawal of any Member from the Company or any Transfer or redemption of a Member’s Interest. Each Member agrees to furnish the Company with any representations and forms as shall be reasonably requested by to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.

ARTICLE 9

CAPITAL ACCOUNTS, ALLOCATIONS, AND TAX MATTERS

Section 9.1. Capital Accounts.

(a) Establishment and Maintenance. A separate capital account (“Capital Account”) will be maintained for each Member. The Capital Account of each Member will be determined and adjusted as follows:

(1) Each Member’s Capital Account will be credited with the Member’s Capital Contributions, the Profits allocated to such Member pursuant to Section 9.3(a), any items in the nature of income or gain that are specially allocated to the Member under Sections 9.3(c), 9.3(d) or 9.4(d), and the amount of any Company liabilities that are assumed by the Member or secured by any Company property distributed to the Member.

(2) Each Member’s Capital Account will be debited with the amount of cash and the Gross Asset Value of any Company property distributed to the Member under any provision of this Agreement, the Losses allocated to such Member pursuant to Section 9.3(a), any items in the nature of deduction or loss that are specially allocated to the Member under Section 9.3(c), 9.3(d) or 9.4(d), and the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by the Member to the Company.

(3) If any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(b) Modifications by Managing Member. The provisions of this Section 9.1 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 704(b) of the Code and the Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions. The Managing Member may reasonably modify the manner in which the Capital Accounts are maintained under this Section 9.1 to comply with those provisions, as well as upon the occurrence of events which might otherwise cause this Agreement not to comply with those provisions.

Section 9.2. Adjustment of Gross Asset Value. “Gross Asset Value”, with respect to any asset, is the adjusted basis of that asset for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company will be the fair market value of the asset on the date of the contribution, as determined by agreement between the Managing Member and the contributing Member.

(b) The Gross Asset Values of all Company assets will be adjusted to equal the respective gross fair market values (taking Section 7701(g) of the Code into account) of the assets, as reasonably determined by the Managing Member, as of (1) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution, (2) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if an adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company, (3) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), and (4) any other date that is required by Regulations Section 1.704-1(b)(2)(iv)(f).

(c) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value (taking Section 7701(g) of the Code into account) of the asset on the date of distribution.

(d) The Gross Asset Value of Company assets will be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Sections 734(b) or 743(b) of the Code, but only to the extent that the adjustment is taken into account in determining Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(m), provided that Gross Asset Values will not be adjusted under this Section 9.2(d) to the extent that the Managing Member reasonably determines that an adjustment under Section 9.2(b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this Section 9.2(d).

(e) After the Gross Asset Value of any asset has been determined or adjusted under Section 9.2(a), 9.2(b) or 9.2(d), Gross Asset Value will be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits or Losses.

(f) If a Member disagrees with, or cannot come to agreement with the Managing Member on, the Gross Asset Value determination or adjustment made under Section 9.2(a), 9.2(b) or 9.2(c), the Gross Asset Value shall be the fair market value as determined by an independent, recognized accounting firm or a recognized independent appraiser selected by agreement of the Managing Member and the disagreeing Member.

Section 9.3. Profits, Losses and Distribution Shares of Tax Items.

(a) Profits and Losses. Except as otherwise provided in Sections 9.3(c) and 9.3(d), Profits and Losses for any taxable year or other period shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made pursuant to Section 8.1 (other than distributions, if any, pursuant to the proviso set forth in Section 8.1) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each non-recourse liability to the Gross Asset Value of the assets securing such liability), and the remaining net assets of the Company were distributed in accordance with Section 8.1 (other than in accordance with the proviso set forth in Section 8.1) immediately after making such allocation, minus (ii) any amount such Member is obligated to contribute to the Company and such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the Managing Member (x) may cause the Company to make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account facts and circumstances as the Managing Member deems reasonably necessary for this purpose and (y) shall, for the taxable year ending December 31, 2017 (and, if necessary, for subsequent years), cause the Company to make a special allocation of Profit or Loss to the HGV Member that places the HGV Member in the same position with respect to its Capital Account, distributions of Net Cash Flow and Capital Proceeds, allocations of Profits and Losses (and items thereof) for purposes of maintaining Capital Accounts and corresponding allocations of items of income, gain, loss deduction and expense for income tax purposes as described in Section 9.3(f) that it would have been in had it first been a Member of the Company with its actual Capital Sharing Ratio on May 19, 2017, rather than on the date of this Agreement.

(b) Intentionally Omitted.

(c) Special Allocations. The following special allocations will be made in the following order and priority before allocations of Profits and Losses:

(1) Company Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Section 9.3, if there is a net decrease in Company Minimum Gain during any taxable year or other period for which allocations are made, before any other allocation under this Agreement, each Member will be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year determined in accordance with Regulations Section 1.704-2(g)(2). The items to be allocated will be determined in accordance with Regulations Sections 1.704-2(g), 1.704-2(f)(6) and 1.704-2(j)(2). This Section 9.3(c)(1) is intended to comply with the Company Minimum Gain chargeback requirements of the Regulations, will be interpreted consistently with the Regulations and will be subject to all exceptions provided therein.

(2) Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Section 9.3 (other than Section 9.3(c)(1) which shall be applied first), if there is a net decrease in Member Nonrecourse Debt Minimum Gain with respect to a Member Nonrecourse Debt during any taxable year or other period for which allocations are made, any Member with a share of such Member Nonrecourse Debt Minimum Gain (determined under Regulations Section 1.704-2(i)(5)) as of the beginning of the year will be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in an amount equal to such Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain during such year determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(g)(2). The items to be so allocated will be determined in accordance with Regulations Sections 1.704-2(g) and 1.704-2(j)(2). This Section 9.3(c)(2) is intended to comply with the Member Nonrecourse Debt Minimum Gain chargeback requirements of the Regulations, will be interpreted consistently with the Regulations and will be subject to all exceptions provided therein.

(3) Qualified Income Offset. A Member who unexpectedly receives any adjustment, allocation or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) will be specially allocated items of Company income and gain in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible; provided, that an allocation pursuant to this Section 9.3(c)(3) shall be made only to the extent that a Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Article 9 have been tentatively made as if this Section 9.3(c)(3) were not in this Agreement. This Section 9.3(c)(3) is intended to qualify with the “qualified income offset” requirement of the Regulations.

(4) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated among the Members in proportion to their respective Capital Sharing Ratios in the Company.

(5) Member Nonrecourse Deductions. Notwithstanding anything to the contrary in this Agreement, any Member Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

(6) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset under Sections 734(b) or 743(b) of the Code is required to be taken into account in determining Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Regulations Section 1.704-1(b)(2)(iv)(m).

(7) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any taxable year or other period for which allocations are made that is in excess of the sum of the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this provision shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 9.3 have been made as if the Qualified Income Offset provision were not in the Agreement.

(d) Curative Allocations. The allocations set forth in Section 9.3(c) and Section 9.3(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may affect results which would be inconsistent with the manner in which the Members intend to divide Company distributions. Accordingly, the Managing Member is authorized to divide other allocations of Profits, Losses, and other items among the Members, to the extent that they exist, so that the net amount of the Regulatory Allocations and the special allocations to each Member is zero. The Managing Member will have discretion to accomplish this result in any reasonable manner that is consistent with Section 704 of the Code and the related Regulations.

(e) Loss Limitation. Losses allocated pursuant to Section 9.3(a) hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any taxable year or other period for which allocations are made. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 9.3(a) hereof, the limitation set forth in this Section 9.3(e) shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such other Members’ Capital Accounts so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

(f) Tax Allocations—Section 704(c). For federal, state and local income tax purposes only, Company income, gain, loss, deduction or expense (or any item thereof) for each taxable year or other period for which allocations are made shall be allocated to and among the Members to reflect the allocations of Profits and Losses made pursuant to the provisions of this Section 9.3 for such fiscal year. In accordance with Section 704(c) of the Code and the related Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis to the Company of the property for federal income tax purposes and the initial Gross Asset Value of the property (computed in accordance with Section 9.2). If the Gross Asset Value of any Company asset is adjusted under Section 9.2(b), subsequent allocations of income, gain, loss and deduction with respect to that asset will take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the related Regulations. Any elections or other decisions relating to allocations under this Section 9.3(f) will be made in any manner that the Managing Member determines reasonably reflects the purpose and intention of this Agreement. Allocations under this Section 9.3(f) are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or distributions pursuant to any provision of this Agreement.

(g) Reporting. Members shall be bound by the provisions of this Section 9.3 in reporting their shares of Company income and loss for income tax purposes.

Section 9.4. Tax Returns.

(a) The tax matters partner, as selected by the Managing Member pursuant to Section 9.6, shall cause all Company tax returns to be signed by a “big four” accounting firm and to be timely filed with the applicable government authorities within allowable time periods, including extensions. Each Member shall furnish to the Managing Member all pertinent information in its possession relating to Company operations that is necessary to enable such income tax returns to be prepared and filed.

(b) If a Change of Control has occurred, the Managing Member shall (i) consult with the Members with respect to any tax required to be withheld under applicable law, (ii) withhold or cause to be withheld any tax required to be withheld under applicable law, as determined by the Members, (iii) within ten (10) calendar days of the end of each calendar quarter, notify the Members of any tax withheld on behalf of the Members during such quarter.

(c) The Managing Member shall (i) provide each Member with a statement of estimated income amounts (including state information) by February 15th of each year, (ii) provide each Member Schedule K-1s within thirty (30) Business Days (or such other period after the expiration of such thirty (30) Business Day period as is commercially reasonable) after the audited financial statements are completed under Article 5, (iii) provide each Member written tax estimates as set forth on Schedule C for each calendar year and (iv) provide each Member with any additional tax information (including written tax estimates) as reasonably requested by the Member.

(d) If a Change of Control has occurred, subject to Section 9.6, any tax preparer engaged by the Managing Member for the purpose of fulfilling the requirements in this Article 9 shall be subject to the approval of the Blackstone Member, which approval shall not be unreasonably withheld, conditioned, or delayed.

Section 9.5. Tax Elections. The following elections shall be made on the appropriate returns of the Company:

(a) to elect, as applicable, pursuant to Section 453(l)(3) of the Code; and

(b) to elect the period over which to amortize the organizational expenses of the Company.

No election shall be made by the Company or any Member to exclude the Company from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state laws.

Section 9.6. Tax Matters.

(a) The Managing Member shall select who shall be the “tax matters partner” of the Company for the Company’s tax years beginning on or before December 31, 2017 pursuant to Section 6231(a)(7) of the Code (prior to amendment by the Bipartisan Budget Act of 2015) and Regulations Section 301.6231(a)(7)-2, provided that the Managing Member may change the “tax matters partner” at any time in its sole discretion upon notice to the existing “tax matters partner”. The initial tax matters partner shall engage Deloitte & Touche LLP to prepare audited financial statements and review tax returns that the Managing Member must cause to be prepared as set forth in Section 9.4(a). As tax matters partner, such Member shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Section 6223 of the Code (prior to amendment by the Bipartisan Budget Act of 2015) (and under comparable provisions of applicable state and local tax law). Such Member shall inform each other Member of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice thereof within ten (10) calendar days after becoming aware thereof and, within such time, shall forward to each other Member copies of all significant written communications it may receive in such capacity. Such Member shall not take any action contemplated by Sections 6222 through 6231 of the Code (prior to amendment by the Bipartisan Budget Act of 2015) without the consent of the Managing Member. This provision is not intended to authorize such Member to take any action left to the determination of an individual Member under Sections 6222 through 6231 of the Code (prior to amendment by the Bipartisan Budget Act of 2015) (or under comparable provisions of applicable state or local tax law).

(b) For the Company’s tax years beginning on or after January 1, 2018, unless the Company elects out under Section 6221(b) of the Code (as amended by the Bipartisan Budget Act of 2015), the Managing Member or any eligible person appointed by the Managing Member shall be the “partnership representative” within the meaning of Section 6223(a) of the Code (as amended by the Bipartisan Budget Act of 2015). The partnership representative shall use reasonable efforts to keep the Members (including Persons who were Members in the “reviewed year,” as defined in Code Section 6225(d) as in effect following the effective date of its amendment by Section 1101 of the Bipartisan Budget Act of 2015) informed of all administrative and judicial proceedings relating to material federal, state or local tax matters of the Company and any material action required to be taken or that may be taken by the partnership representative for the Company. The partnership representative shall use reasonable efforts to (i) promptly after receiving any written or oral notice of the time and place of a meeting or other proceeding from the Internal Revenue Service or any state or local taxing authority regarding material taxes of the Company, furnish a copy of such written communication or notice or inform the

Members in writing of the substance of any such oral communication, (ii) promptly after receiving any other significant written or oral communication from the Internal Revenue Service or any state or local taxing authority regarding material taxes of the Company, furnish a copy of such written communication or inform the Members of the substance of any such oral communication, and (iii) keep the Company and each Member apprised of the commencement, development and settlement of each audit, administrative hearing, or other proceedings regarding the Company’s material tax matters. In the event the election described in Section 6226(a)(1) of the Code (as amended by the Bipartisan Budget Act of 2015) (or in comparable provisions of applicable state or local tax law) is made, the partnership representative shall determine each current and former Member’s share of adjustments (as contemplated by Section 6226(a)(2) of the Code or comparable provisions of applicable state or local tax law, as so in effect) in a fair and equitable manner, based on the allocations that would have been made to each such Person in the reviewed year (and any subsequent year) if the adjustments were taken into account by the Company in such year(s), subject to any guidance promulgated under the Code (or under comparable provisions of applicable state or local tax law). Further, any “imputed underpayment” within the meaning of Section 6225 of the Code (as amended by the Bipartisan Budget Act of 2015) (or within the meaning of comparable provisions of applicable state or local tax law) paid (or payable) by the Company as a result of an adjustment with respect to any Company item, including any interest or penalties with respect to any such adjustment (collectively, an “Imputed Underpayment Amount”), shall be treated as if it were paid by the Company as a withholding payment with respect to the appropriate Member(s) (and, therefore, a Tax Advance to such Member(s) for purposes of Section 8.2(b)). The partnership representative shall reasonably determine the portion of an Imputed Underpayment Amount attributable to each Member or former Member, based on the allocations that would have been made to each such Person in the reviewed year (and any subsequent year) if the adjustments were taken into account by the Company in such year(s), subject to any guidance promulgated under the Code (or under comparable provisions of applicable state or local tax law). The portion of the Imputed Underpayment Amount that the partnership representative attributes to a former Member shall be treated as a withholding payment with respect to both such former Member and such former Member’s transferee(s) (and, therefore, a Tax Advance to such former Member and such former Member’s transferee(s) for purposes of Section 8.2(b)), as applicable, and the Company’s and the Members’ rights pursuant to this Agreement may be exercised in respect of either or both of the former Member and its transferee(s). Imputed Underpayment Amounts treated as withholding payments also shall include any imputed underpayment within the meaning of Section 6225 of the Code (as in effect following the effective date of its amendment by Section 1101 of the Bipartisan Budget Act of 2015) (or within the meaning of comparable provisions of applicable state or local tax law) paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest, other than through entities treated as corporations for U.S. federal income tax purposes, to the extent that the Company bears the economic burden of such amounts, whether by law or agreement. Any reasonable cost or expense incurred by the partnership representative in connection with its duties as such, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

Section 9.7. Allocations on Transfer of Interests. All items of income, gain, loss, deduction, and credit allocable to any interest in the Company that may have been transferred shall be allocated between the transferor and the transferee based upon that portion of the calendar year during which each was recognized as owning such interest, without regard to the results of Company operations during any particular portion of such calendar year and without regard to whether cash distributions were made to the transferor or the transferee during such calendar year; however, such allocation shall be made in accordance with a method permissible under Section 706 of the Code and the Regulations thereunder, and reasonably acceptable to the Managing Member.

ARTICLE 10

DISSOLUTION, LIQUIDATION, AND TERMINATION

Section 10.1. Dissolution, Liquidation, and Termination Generally.

(a) The Company shall be dissolved upon the first to occur of any of the following:

(i) The unanimous written agreement of all Members to dissolve the Company;

(ii) The termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act; and

(iii) The entry of a decree of judicial dissolution under Section 18 802 of the Act.

(b) Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company, to the fullest extent permitted by law, the personal representative of such Member is hereby authorized to within 90 calendar days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member of the Company in the Company.

(c) Notwithstanding any other provision of this Agreement, the Bankruptcy of any Member shall not cause such Member, respectively, to cease to be a Member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(d) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in the Act.

Section 10.2. Liquidation and Termination. Upon dissolution of the Company, unless it is continued as provided above, the Managing Member shall act as liquidator or may appoint one or more other Persons as liquidating trustee or; however, if the Company is dissolved because of an event occurring with respect to the Managing Member or if there is no Managing Member at the time of dissolution, the liquidating trustee shall be one or more Persons selected in writing by the other Members. The liquidating trustee shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein. The costs of liquidation shall be a Company expense. Until final distribution, the liquidating trustee shall continue to operate the Company properties with all of the power and authority of the Managing Member hereunder. The steps to be accomplished by the liquidating trustee are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidating trustee shall cause a proper accounting to be made by a firm of certified public accountants acceptable to the Members of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution shall occur or the final liquidation shall be completed, as applicable;

(b) the liquidating trustee shall satisfy (whether by payment or reasonable provision for payment) all of the debts and liabilities of the Company or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidating trustee may reasonably determine); and

(c) all remaining assets of the Company shall be distributed to the Members in accordance with Section 8.1.

Section 10.3. Cancellation of Certificate. On completion of the distribution of Company assets, the Managing Member (or such other Person as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.4, and take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE 11

MISCELLANEOUS PROVISIONS

Section 11.1. Notices. All notices provided for or permitted to be given pursuant to this Agreement must be in writing and shall be given or served by (a) depositing the same with a national overnight delivery service company which tracks deliveries, addressed to the party to be notified, with all charges paid and proof of receipt requested, (b) by delivering such notice in person to such party, or (c) by electronic mail, with a copy of such notice also given by one of the other delivery methods. All notices are to be sent to or made at the addresses below:

If to Blackstone Member:	c/o The Blackstone Group
345 Park Avenue, 42nd Floor
New York, New York 10154
Attention: Rob Harper and Judy Turchin

Facsimile: (212) 583-5726
Telephone: (212) 583-5748
Email: harper@blackstone.com
judy.turchin@blackstone.com

with a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Sasan Mehrara
Facsimile: (212) 455-7430
Telephone: (212) 455-2783
Email: smehrara@stblaw.com

If to HGV Member:	c/o Hilton Grand Vacations Inc.
6355 MetroWest Boulevard, Suite 180
Orlando, Florida 32835
Attn: Charles R. Corbin, General Counsel
Facsimile: (407) 613-3776
Telephone: 407-613-3100
Email: CCorbin@hgvc.com

with copies to:	Hilton Grand Vacations Inc.
5323 Millenia Lakes Blvd
Orlando, Florida 32835
Attn: Legal Department
Telephone: (407) 613-3100

And	Womble Carlyle Sandridge & Rice, LLP
1200 Nineteenth Street N.W.
Suite 500
Washington, DC 20036
Attn: Alexander J. Park
Facsimile: (202) 261-0018
Telephone: (202) 857-4418
Email: apark@wcsr.com

All notices given in accordance with this Agreement shall be effective upon delivery at the address of the addressee. By giving written notice thereof, each Member shall have the right from time to time to change its address pursuant hereto.

Section 11.2. Governing Law. This Agreement and the obligations of the Members hereunder shall be construed and enforced in accordance with the laws of the State of Delaware, excluding any conflicts of law rule or principle which might refer such construction to the laws of another state or country. Each Member submits to the jurisdiction of the state and federal courts in the State of Delaware.

Section 11.3. Entireties; Amendments. This Agreement and its exhibits constitute the entire agreement between the Members relative to the formation of the Company. Except as otherwise provided herein, no amendments to this Agreement shall be binding upon any Member unless set forth in a document duly executed by such Member. Notwithstanding the foregoing, after three (3) Business Days’ prior written notice to the HGV Member (that shall be accompanied by a draft of the proposed amendment to this Agreement), the Managing Member shall have the right to execute any reasonably necessary amendments to this Agreement without the consent or execution by the HGV Member; provided that no such amendment shall materially and adversely alter the rights or obligations of HGV Member in a specific manner separate and distinct from such amendment’s or action’s treatment of the other Members.

Section 11.4. Waiver. No consent or waiver, express or implied, by any Member of any breach or default by any other Member in the performance by the other Member of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member of the same or any other obligation hereunder. Failure on the part of any Member to complain of any act or to declare any other Member in default, irrespective of how long such failure continues, shall not constitute a waiver of rights hereunder.

Section 11.5. Severability. If any provision of this Agreement or the application thereof to any Person or circumstances shall be invalid or unenforceable to any extent, and such invalidity or unenforceability does not destroy the basis of the bargain between the parties, then the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 11.6. Ownership of Property and Right of Partition. A Member’s interest in the Company shall be personal property for all purposes. No Member shall have any right to partition the property owned by the Company.

Section 11.7. Involvement of Members in Certain Proceedings. Should any Member become involved in legal proceedings unrelated to the Company’s business in which the Company is required to provide books, records, an accounting, or other information, then such Member shall indemnify the Company from all reasonable, third party, out of pocket expenses incurred in conjunction therewith.

Section 11.8. Use of Names; Confidentiality; Press Releases.

(a) The HGV Member hereby acknowledges and agrees that neither the HGV Member nor any Affiliate thereof shall be entitled to use the name “Blackstone” or disclose its relationship with Blackstone Member or any Blackstone Affiliate in any public disclosure, in each case, without Blackstone Member’s consent, which may be granted or withheld in its sole discretion. Except as contemplated by the HGV Agreements, the Blackstone Member hereby acknowledges and agrees that neither the Blackstone Member nor any Affiliate thereof shall be entitled to use the name “Hilton Grand Vacations” or disclose its relationship with HGV Member or any Affiliate thereof in any public disclosure, in each case, without HGV Member’s consent, which may be granted or withheld in its sole discretion. The provisions of this Section 11.8(a) shall be subject to the confidentiality exceptions set forth in Section 11.8(b) below.

(b) The Members shall hold as confidential all information disclosed in connection with the transaction contemplated hereby and concerning each other, the Property, this Agreement and the transactions contemplated hereby and shall not release any such information to third parties without the prior written consent of the other Member (such consent not to be unreasonably withheld), except (i) any information which was previously or is hereafter publicly disclosed (other than in violation of this Agreement or other confidentiality agreements to which any Member is a party), (ii) to their partners, advisers, underwriters, analysts, employees, affiliates, officers, directors, consultants, lenders, investors, potential lenders and investors, accountants, legal counsel, title companies or other advisors of any of the foregoing, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality, (iii) to comply with any law, rule or regulation, (iv) in any legal proceeding between the Blackstone Member and the HGV Member or their Affiliates in connection with this Agreement, (v) as reasonably required in order to market the Property or portion thereof and (vi) in connection with any disclosures in filings required by the Securities Exchange Commission and customary disclosures on investor/earnings calls or meetings or earnings releases (or the operation of the business of HGV Member or any of its Affiliates, including, without limitation, HGV), including, without limitation, the right to provide written supplemental materials in connection with any such earnings call and/or to provide information and/or answer questions raised during any such earnings call. Notwithstanding anything herein to the contrary, the Members, being aware that the securities of (i) HGV, the owner, directly or indirectly, of a controlling interest in HGV Member and (ii) Blackstone Group L.P., the Person that holds ultimate indirect control of Blackstone Member, are traded on the New York Stock Exchange, acknowledge that certain Affiliates of Members may be compelled by legal requirements to issue a limited public press release announcing that it has entered into this Agreement and stating the material terms hereof (i.e., setting forth the Property, and identifying general economic terms of the transaction). Any Member desiring to issue any such press release agrees to send a copy of such press release directly to the other Member for its reasonable approval; provided, however, that responding Member shall be deemed to have approved such press release if it has not otherwise responded within five (5) Business Days of receipt of such request. Each Member consents to the dissemination of such press releases and to the extent required by applicable law, such additional limited statements and disclosures may reasonably make in responding to inquiries arising as a result of any such press release. The foregoing shall supersede any prior confidentiality agreement that may have been entered into by the parties. The provisions of this subsection shall survive the termination of this Agreement.

(c) Subject to Section 11.8 hereof, no Member may issue any press release with respect to this Agreement and the transactions contemplated hereby without the prior written consent of all Members.

(d) Notwithstanding anything in this Agreement to the contrary, to comply with Regulations Section 1.6011-4(b)(3)(i), any Member (and any employee, representative, or other agent of such Member) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Company or any transactions undertaken by the Company to the extent the Member acquires such information on or after the date hereof, it being understood and agreed, for this purpose, (i) the name of, or any other identifying information regarding, the Company or any existing or future investor (or any affiliate thereof) in the Company, or any investment or transaction entered into by the Company, and (ii) any specific performance information relating to the Company or its investments, does not constitute such tax treatment or tax structure information.

Section 11.9. Interest. No amount charged as interest on loans hereunder shall exceed the maximum rate from time to time allowed by applicable law.

Section 11.10. Attorneys’ Fees. If the Blackstone Member, on the one hand, or the HGV Member, on the other hand, brings any action or suit against any other party by reason of any breach of any of the covenants, agreements or provisions of this Agreement, then, in such event, the prevailing party, as determined in such action or suit, shall be entitled to have and recover from the other party or parties all third party, out of pocket costs and expenses of such action or suit, including, without limitation, reasonable attorneys’ fees and expenses resulting therefrom, it being understood and agreed that the determination of the prevailing party shall be included in the matters which are the subject of such action or suit.

Section 11.11. Counsel. Each Member acknowledges and agrees that Simpson Thacher & Bartlett LLP serves as counsel to the Blackstone Member and certain of its Affiliates, and it does not serve as counsel to the HGV Member, HGV or any of their affiliates in connection with this Agreement or the Company and the Subsidiaries. Each of the HGV Member and HGV acknowledges and agrees that it does not have an attorney-client relationship with Simpson Thacher & Bartlett LLP in connection with this Agreement or the Company and the Subsidiaries, and that no such relationship will arise in the course of the Company’s existence or dissolution by any means. Each of the HGV Member and HGV represents, warrants and covenants that, in the event of litigation or arbitration between the Blackstone Member, on the one hand, and any of the HGV Member and HGV in connection with this Agreement or the Company and the Subsidiaries, none of the HGV Member and HGV will seek the removal of Simpson Thacher & Bartlett LLP as counsel to the Blackstone Member or any of its Affiliates (other than the Company and the Subsidiaries) for any purported conflict of interest or attorney-client relationship allegedly existing between Simpson Thacher & Bartlett LLP and any of the HGV Member and HGV.

Section 11.12. Brokerage Indemnification and Commission. The Blackstone Member and the HGV Member each hereby represents to the other that, it is not aware of any brokerage commission, finder’s fee or similar fee payable by the Company or any Member in connection with the formation of the Company, the sale of any Company Interests or a sale or acquisition of the Property. To the fullest extent permitted by law, (a) the HGV Member hereby agrees to indemnify, defend and hold harmless the Blackstone Member from any loss, claim, damage or liability (including reasonable attorney’s fees) against the Company or the Blackstone Member and the Blackstone Member’s Affiliates for any brokerage commissions or finder’s fees claimed by any broker or other party in connection with the formation of the Company, the Company’s acquisition of the Property or the Blackstone Member’s acquisition of its Interests, which arises from any action of the HGV Member or any of its Affiliates, and (b) the Blackstone Member hereby agrees to indemnify, defend and hold harmless the HGV Member from any loss, claim, damage or liability (including reasonable attorney’s fees) against the Company, or the HGV Member and its Affiliates for any brokerage commissions or finder’s fees claimed by any broker or other party in connection with the formation of the Company, the Company’s acquisition of the Property or the Blackstone Member’s acquisition of its Interests, which arises from any action of the Blackstone Member or any Blackstone Affiliate.

Section 11.13. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when signed by each of the parties hereto and delivered by each of the parties hereto, in person or by facsimile, to the other parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart. The exchange of copies of this Agreement, any amendments hereto, any signature pages required hereunder or any other documents required or contemplated hereunder by facsimile or Portable Document Format (“PDF”) transmission shall constitute effective execution and delivery of same as to the parties thereto and may be used in lieu of original documents for all purposes. Signatures transmitted by facsimile or PDF shall be deemed to be original signatures for all purposes.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

Section 12.1. HGV Member. The HGV Member represents and warrants to the Blackstone Member as of the date hereof:

(a) This Agreement has been duly authorized, executed and delivered by the HGV Member and shall constitute the legal, valid and binding obligations of the HGV Member, enforceable against it in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditor’s rights and to general principles of equity.

(b) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby, violate or conflict with, result in the breach of, termination of, or constitute a default under, any provisions of any agreement, organizational or charter document, any note or instrument evidencing or securing indebtedness, or judicial order, judgment, injunction, law, rule or regulation to which it is a party or is subject or to which its assets or property are subject.

(c) Neither the HGV Member nor any persons having a direct beneficial interest in the HGV Member (i) appears on, or is owned or controlled directly by, any Person, group, entity or nation named on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control in the United States Department of the Treasury (“OFAC”) or the Annex to United States Executive Order 13224-Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”), (ii) is acting directly or indirectly for or on behalf of any Prohibited Person, and (iii) has not, does not, and will not, conduct any business with a Prohibited

Person or otherwise engage in any transaction relating to any property, or interests in property that either may cause or causes such HGV Member to be subject to Sanctions. The monies used to fund the HGV Member’s investment in the Company are not knowingly derived from or related to any illegal activities, including without limitation, money laundering activities, and the proceeds from the HGV Member’s investment in the Company shall not knowingly be used to finance any illegal activities.

(d) No portion of the assets used to acquire or hold any Interests in the Company acquired or held by HGV Member constitute the assets of any “benefit plan investor” within the meaning of Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended.

(e) Except as set forth in Schedule D, neither HGV, HGV Member or any of their Affiliates have delivered to or received from the Company or any Subsidiary any written notice (i) that the Company or any Subsidiary, as applicable, owes any penalty, termination, cancellation or other similar fees or any liquidated damages to HGV, HGV Member or any of their Affiliates or (ii) of a default under any HGV Agreement. Except as set forth in Schedule D, to the actual knowledge of the HGV Member, none of the Company nor any Subsidiary is in monetary breach or default or material non-monetary breach or default under the terms of any HGV Agreement, and, no event has occurred that with notice or lapse of time or both would constitute a monetary breach or default or material non-monetary breach or default thereunder by either of the Company or any Subsidiary. Each HGV Agreement is a valid and binding agreement of HGV, HGV Member or its Affiliates, as applicable and is in full force and effect in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditor’s rights and to general principles of equity.

Section 12.2. Blackstone Member Representations. The Blackstone Member hereby represents and warrants to the HGV Member as of the date hereof:

(a) This Agreement has been duly authorized, executed and delivered by the Blackstone Member and shall constitute the legal, valid and binding obligations of the Blackstone Member, enforceable against it in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditor’s rights and to general principles of equity

(b) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby, violate or conflict with, result in the breach or termination of, or constitute a default under, any provisions of any agreement, organizational or charter document, any note or instrument evidencing or securing indebtedness, or judicial order, judgment, injunction, law, rule or regulation to which it is a party or is subject or to which its assets or property are subject

(c) Neither the Blackstone Member nor any persons having a direct beneficial interest in the Blackstone Member (i) is, or is owned or controlled directly by, any Person, group, entity or nation that is a Prohibited Person, (ii) is acting directly or indirectly for or on behalf of any Prohibited Person, and (iii) has not, does not, and will not, conduct any business with a Prohibited Person or otherwise engage in any transaction relating to any property, or interests in property that either may cause or causes such Blackstone Member to be subject to Sanctions. The monies used to fund the Blackstone Member’s investment in the Company are not knowingly derived from or related to any illegal activities, including without limitation, money laundering activities, and the proceeds from the Blackstone Member’s investment in the Company shall not knowingly be used to finance any illegal activities.

(d) Since May 19, 2017, neither the Company or any Subsidiary has delivered to HGV, HGV Member or any of their Affiliates any written notice of a default under any HGV Agreement.

(e) Since May 19, 2017, the Company has made no distributions from the Company.

Section 12.3. Exclusions. Notwithstanding anything contained herein to the contrary, for the purposes of Sections 12.1 and 12.2 above the phrase “owned or controlled directly by any person, group, entity or nation” and all similar such phrases shall not include (x) any shareholder or unitholder of HGV or The Blackstone Group L.P., (y) any holder of a direct or indirect interest in a publicly traded company whose shares or units are listed and traded on a United States national stock exchange or (z) any member, Member, unit holder or shareholder owning an interest of five percent (5%) or less in HGV or the Blackstone Fund. For the avoidance of doubt, in the case of the representations made by HGV Member, such phrase shall exclude (i) Blackstone Fund and any Blackstone Affiliate, and (ii) HNA Group Co. Ltd, HNA Tourism Group Co., Ltd, and any of their respective Affiliates.

Section 12.4. Compliance with Anti-Corruption Laws.

(a) Each Member hereby represents, warrants, covenants and agrees that neither it nor any of their respective subsidiaries, direct owners, members, officers, directors, employees, agents or representatives acting on their behalf (“Covered Parties”), has or will, directly or indirectly, taken or take any action that would cause that Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) the UK Bribery Act 2010, and where applicable, legislation enacted by member States and signatories implementing the OECD Convention Combating Briber of Foreign Officials (collectively, “Anti-Corruption Laws”).

(b) Each Member hereby represents, warrants, covenants and agrees on behalf of itself and its Covered Parties that neither it nor its Covered Parties has made a voluntary, directed or involuntary disclosure to any Government Official or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with the FCPA or any applicable law of similar effect that could reasonably be expected to have an adverse effect on the Company or the other Member. Each Member hereby represents, warrants, covenants and agrees on behalf of itself and its Covered Parties that neither it nor any of its Covered Parties has received any notice or citation for any actual or potential noncompliance with any of the foregoing provisions of this Section 12.4, and the Member will promptly notify the other Member of the receipt of any such notice or citation.

(c) Each Member hereby represents and warrants that no Covered Party directly involved in the business of the Company is a Government Official.

Executed effective as of the date above written.

BLACKSTONE MEMBER

BRE ACE HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Tyler Henritze
Name:	Tyler Henritze
Title:	Senior Managing Director, Vice President, Treasurer and Secretary

HGV MEMBER:

HRC ISLANDER LLC, a Delaware limited liability company

By:	/s/ James Mikolaichik
Name:	James Mikolaichik
Title:	Executive Vice President